EXHIBIT 10.10

LICENSE AGREEMENT

by and between

PHARMASSET, INC.

and

RFS PHARMA LLC

Dated as of February 10, 2006

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

i

(continued)

ii

(continued)

Exhibits

Exhibit A	Required Report Information
Exhibit B	University License Agreement
Exhibit C	Licensed Patents
Exhibit D	Pharmasset’s Development Plan
Exhibit E	Form of Founder, Officer and Director Agreement
Exhibit F	Form of University Letter Agreement

iii

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”), dated as of February 4, 2006 (the “Effective Date”), is made by and between Pharmasset, Inc., a Delaware corporation having its principal place of business at 303-A College Road East, Princeton, New Jersey 08540 (“Pharmasset”), and RFS Pharma LLC, a Georgia limited liability company having its principal place of business at 2881 Peachtree Road N.E., Atlanta, Georgia 30305 (“RFSP”). Pharmasset and RFSP are each referred to individually as a “Party” and together as the “Parties.”

RECITALS

WHEREAS, RFSP possesses certain patents and technology rights relating to certain dioxolane thymine compounds, including pursuant to a license from Emory University and the University of Georgia Research Foundation, Inc.;

WHEREAS, Pharmasset has expertise in the development, manufacture and commercialization of pharmaceutical products; and

WHEREAS, Pharmasset desires to obtain from RFSP, and RFSP desires to grant to Pharmasset, an exclusive worldwide license and sublicense of rights relating to such dioxolane thymine compounds for the development, manufacture and commercialization of pharmaceutical products.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, covenants and agreements contained herein, Pharmasset and RFSP, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

When used in this Agreement, whether in the singular or plural, each of the following capitalized terms shall have the meanings set forth in this Article 1.

1.1 “Affiliate” means a Person that, directly or indirectly, through one or more intermediates, controls, is controlled by, or is under common control with, the Person specified. For the purposes of this definition, “control” shall mean the direct or indirect ownership of (i) in the case of corporate entities, securities authorized to cast more than fifty percent (50%) of the votes in any election for directors, (ii) in the case of non-corporate entities, more than fifty percent (50%) ownership interest with the power to direct the management and policies of such non-corporate entity, or (iii) such lesser percentage as may be the maximum percentage allowed to be owned by a foreign corporation under Applicable Law) of the equity having the power to vote in the election of directors or to direct the management and policies of another entity. Notwithstanding the foregoing, the term “Affiliate” shall not include subsidiaries in which a Person or its Affiliates owns a majority of the ordinary voting power to elect a majority of the board of directors, but is restricted from electing such majority by contract or otherwise, until such time as such restriction is no longer in effect, provided, however, that the foregoing exception to the definition of the term “Affiliate” shall not apply for purposes of the definition of “Net Sales” or otherwise reduce the amount of any Royalties or other payments due under this Agreement.

1.2 “Agreement Year” has the meaning set forth in Section 5.2.

1.3 “Applicable Law” means any applicable foreign, federal, national, supranational, state, provincial, local or similar law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), as amended and in effect from time to time.

1.4 “Breach Notice” has the meaning set forth in Section 10.3.

1.5 “Breaching Party” has the meaning set forth in Section 10.3.

1.6 “Business Day” means any day except Saturday and Sunday, on which commercial banking institutions in New York, New York are open for business. Any reference in this Agreement to “day” whether or not capitalized shall refer to a calendar day, not a Business Day.

1.7 “CMC Section” means the Chemistry, Manufacturing and Controls Section of a regulatory submission document included in an NDA as set forth in 21 C.F.R. §314.50.

1.8 “Combination Product” means a Licensed Product that contains both a Licensed Compound and one or more additional active ingredients(s) that is not a Licensed Compound.

1.9 “Commercially Reasonable Efforts” means, with respect to a Party, the efforts and resources which would be used by that Party consistent with prevailing pharmaceutical industry standards for a company of similar size and scope to such Party with respect to a product or potential product at a similar stage in its development or product life and of similar market potential taking into account efficacy, safety, the anticipated Regulatory Authority approved labeling, the competitiveness of alternative products in the market place or under development, the patent and other proprietary position of the product, the likelihood of Regulatory Approval, the commercial value of the product and any other relevant factors. Notwithstanding the foregoing, the Parties to this Agreement hereby acknowledge and agree that “Commercially Reasonable Efforts” shall in all cases include all efforts required to be performed in order to fulfill, in all respects, all obligations of RFSP under the University License Agreement to develop and commercialize the Licensed Product under Sections 3.1, 3.4(b), (c) and (d), 15.2, 15.4 and 15.11 of the University License Agreement.

1.10 “Competition” means that there shall be commercially available one or more products (other than a Licensed Product for which RFSP shall be receiving royalties hereunder) for use in human beings (the “Generic Products”), which contain a dioxolane thymine compound as an active pharmaceutical ingredient in a country within the Territory and where the sales of such one or more Generic Products (or aggregate sales of such Generic Products if more than one such Generic Product is being marketed) are equal to or greater than twenty-five percent (25%) of the aggregate of all Licensed Products and Generic Products sold in such country, based on data provided by IMS International, or if such data is not available, such other reliable data source as reasonably agreed by the Parties (such agreement not to be unreasonably withheld, conditioned or delayed) as measured by unit sales.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

1.11 “Confidential Information” means all secret, confidential or proprietary information or data, whether provided in written, oral, graphic, video, computer or other form, provided by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) or generated pursuant to this Agreement, including but not limited to, information relating to the Disclosing Party’s existing or proposed research, development, patent applications, business or products and any other materials that have not been made available by the Disclosing Party to the general public. The terms of this Agreement shall also be deemed Confidential Information hereunder, except to the extent disclosure is permitted pursuant to Section 8.5 herein. Notwithstanding the foregoing sentences, Confidential Information shall not include any information or materials that:

(a) were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party to the extent such Receiving Party has documentary evidence to that effect;

(b) were generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, and other than through any act or omission of a Party (or any Affiliate or employee or agent thereof) in breach of such Party’s confidentiality obligations under this Agreement;

(d) were subsequently lawfully disclosed to the Receiving Party by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others and which did not involve any act or omission of a Party (or any Affiliate or employee or agent thereof) in breach of such Party’s confidentiality obligations under this Agreement; or

(e) were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party and the Receiving Party has documentary evidence to that effect.

1.12 “Control,” “Controls,” “Controller” or “Controlled” means with respect to Licensed Technology or Licensed Patent Rights (or the corresponding Licensed Patents), the ownership thereof, or the possession of the ability to grant licenses or sublicenses thereto without violating the terms of any agreement or other arrangement with, or the rights of, any Third Party existing as of the date on which such license or sublicense is granted.

1.13 “Direct Royalty Payment” has the meaning set forth in Section 5.1.

1.14 “Disclosing Party” has the meaning set forth in Section 1.11.

1.15 “DOT” means dioxolane thymine compounds, including prodrugs, as disclosed in [***] or [***].

1.16 “Emory” means Emory University.

1.17 “FDA” means the United States Food and Drug Administration, or any successor agency.

1.18 “Field of Use” means all therapeutic and preventative uses for any indication or purpose, including without limitation the prevention and treatment of human immunodeficiency virus (HIV-1 and HIV-2) and hepatitis B virus (HBV).

1.19 “First Commercial Sale” means the first Sale by Pharmasset or its Affiliates or sublicensees of a Licensed Product to a Third Party for end use or consumption of such Licensed Product in the Territory after a Regulatory Authority in the Territory has granted Regulatory Approval of such Licensed Product.

1.20 “Force Majeure” means any occurrence beyond the reasonable control of a Party that prevents or substantially interferes with the performance by the Party of any of its obligations hereunder, if such occurs by reason of any act of God, flood, fire, explosion, earthquake, strike, lockout, labor dispute, casualty or accident; or war, revolution, civil commotion, acts of public enemies, terrorist attack, blockage or embargo; or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government (to the extent such government has ruling authority over such Party) or of any subdivision, authority or representative of any such government; or other similar event, beyond the reasonable control of such Party, if and only if the Party affected shall have used reasonable efforts to prevent, mitigate and avoid such occurrence; it being understood that any failure or delay in fulfilling a term shall not be considered a result of a Force Majeure event if it arises from a failure of any applicable Party to comply with applicable laws and regulations.

1.21 “GAAP” has the meaning set forth in Section 1.41.

1.22 “IND” means an Investigational New Drug Application, as defined in the U.S. Federal Food, Drug, and Cosmetic Act, pursuant to 21 C.F.R. §312.3 as amended, and the regulations promulgated thereunder, or the equivalent thereto as specified in any succeeding legislation.

1.23 “Indemnitee” has the meaning set forth in Section 9.3.

1.24 “Indemnitor” has the meaning set forth in Section 9.3.

1.25 “Independent Sublicensee” has the meaning set forth in Section 10.5.

1.26 “Infringement Notice” has the meaning set forth in Section 11.7(a).

1.27 “Large Pharmaceutical Company” means any pharmaceutical company that had at least one billion dollars ($1,000,000,000) in aggregate sales revenue for pharmaceutical products (based on data provided by IMS International, or, if such data is not available, such

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

other reliable data source as reasonably agreed by the Parties, such agreement not to be unreasonably withheld, conditioned or delayed) for the most recent calendar year, as applicable.

1.28 “Licensed Compounds” means DOT, including their [***]-derivatives, any and all salts, esters, racemic mixtures and stereoisomers, and purified enantiomers of any of the foregoing, and any and all polymorphs, hydrates and solvates of any of the foregoing.

1.29 “Licensed Patents” means the Licensed RFSP Patents and the Licensed University Patents.

1.30 “Licensed Patent Rights” means all rights under any Licensed Patent.

1.31 “Licensed Product” means any process, service or product involving the manufacture, use, sale or import of one or more Licensed Compounds, including any pharmaceutical product containing one or more Licensed Compounds as active ingredients, alone or in combination with other active ingredients, which is covered by a Valid Claim or incorporates any Licensed Technology.

1.32 “Licensed RFSP Patents” means, other than the Licensed University Patents, any and all issued patents and pending patent applications, including, without limitation, provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, and all supplementary protection certificates, together with any foreign counterparts thereof, which are or become Controlled by RFSP and which relate to any Licensed Compound or the manufacture, use or sale of any Licensed Compound, including, without limitation, any improvements thereto.

1.33 “Licensed RFSP Technology” means, other than the Licensed University Technology, any and all Technology which is or hereafter becomes Controlled by RFSP and which is necessary or useful for the development, manufacture, use or sale or other commercialization of any Licensed Product.

1.34 “Licensed Technology” means the Licensed RFSP Technology and the Licensed University Technology.

1.35 “Licensed University Patents” means any and all Universities Patents (as defined in the University License Agreement) that contain claims to the Licensed Compounds. For purposes of clarification, however, it is agreed that “Licensed University Patents shall not include any claims of any such Universities Patents to the extent that such claims (a) exclusively cover DAPD (as defined in the University License Agreement) or Other Dioxolanyl Purines (as defined in the University License Agreement) or (b) exclusively cover the combination of DOT with DAPD (as defined in the University License Agreement) or Other Dioxolanyl Purines (as defined in the University License Agreement). [***].

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

1.36 “Licensed University Technology” means any and all Licensed Technology (as such term is defined in the University License Agreement) to the extent relating to the Licensed Compounds. For clarification purposes, the reference to the term “Licensed Technology” in the preceding sentence is solely for purposes of the definition of “Licensed University Technology” and is distinct and unrelated to the defined term “Licensed Technology” as set forth in Section 1.34 above.

1.37 “Losses” has the meaning set forth in Section 9.1.

1.38 “Major Markets” means [***].

1.39 “Milestone Payments” has the meaning set forth in Section 4.2.

1.40 “NDA” means a New Drug Application pursuant to 21 U.S.C. Section 505(b)(1) or Section 505(b)(2) submitted to the FDA or any successor application or procedure required for Regulatory Approval to commence sale of a Licensed Product.

1.41 “Net Sales” means the gross amounts paid to Pharmasset, any of its Affiliates and/or any of its sublicensees or its Affiliates’ sublicensees on account of Sales of Licensed Products to Third Parties (including without limitation Third Party distributors and wholesalers), less the total of: a) customary trade, quantity and cash discounts, rebates, charge backs and retroactive price reductions actually allowed and taken; b) credits actually given for rejected or returned Licensed Products; c) freight and insurance costs, if separately itemized on the invoice paid by the customer; and d) excise taxes and customs duties included in the invoiced amount. Where a Sale is deemed consummated by disposition of Licensed Products for other than a selling price stated in cash, the term “Net Sales” shall be determined by using the average gross selling price billed by Pharmasset, any of its Affiliates and/or any of its sublicensees or its Affiliates’ sublicensees in consideration of Sales of comparable Licensed Products during the three (3) month period immediately preceding such Sale, and deducting estimated average amounts as described in clauses (a) – (d). If no Sales of Licensed Products have occurred in the preceding three (3) months, then the parties shall, in good faith, negotiate the cash value of such Sale for purposes of this provision. In the event that the parties cannot agree on the Net Sales for such purpose within thirty (30) days of beginning such negotiations, it shall be determined by a mutually agreeable qualified appraiser.

“Net Sales” with respect to any Combination Product shall be determined by multiplying the gross selling price, or gross lease or rental payment, paid to Pharmasset, any of its Affiliates and/or any of its sublicensees or its Affiliates’ sublicensees by a purchaser of a Combination Product by the fraction [A/(A + B)], where A is the average sale price of the Licensed Product when sold separately in finished form and B is the average sale price of the additional active ingredient sold separately in finished form, as shown by the following formula:

Net Sales	=	A A + B	×	[The gross selling price, or gross lease or rental payment of the Combination Product, less deductions as described in clauses (a) – (d)]

In the event that such average sale price cannot be determined for either the Licensed Product or for the other active ingredient within the Combination Product, Net Sales for purposes of determining royalties on sales of the Combination Product shall be as mutually agreed upon by the parties based upon the relative value contributed by each active component of the Combination Product.

1.42 “Non-Breaching Party” has the meaning set forth in Section 10.3.

1.43 “Patent Expenses” has the meaning set forth in Section 11.2.

1.44 “Patent Rights” means the rights and interests in and to all issued patents and pending patent applications, including without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, and all supplementary protection certificates, together with any foreign counterparts thereof in the Territory.

1.45 “Person” or “person” means any individual, firm, corporation, partnership, limited liability company, trust, unincorporated organization or other entity or a government agency or political subdivision thereto, and shall include any successor (by merger or otherwise) of such Person.

1.46 “Pharmasset Inventions” has the meaning set forth in Section 11.1(a).

1.47 “Pharmasset’s Development Plan” means the development plan set forth on Exhibit D to this Agreement, as the same may be amended from time to time by Pharmasset, consistent with this Agreement.

1.48 “Phase II Clinical Trial” means a controlled human clinical trial designed to evaluate clinical efficacy and safety of a Licensed Product as well as to obtain an indication of the dosage regimen required, as more fully described in 21 C.F.R. §312.21(b), or the equivalent thereof as required by a Regulatory Authority other than the FDA.

1.49 “Prosecution” or “Prosecute” means the preparation, filing, prosecution, obtaining issuance and maintenance (including, without limitation, engagement in interference, opposition and similar third party proceedings before the U.S. Patent and Trademark Office or the foreign equivalent thereof) of patents and patent applications.

1.50 “Publishing Party” has the meaning set forth in Section 8.5(a).

1.51 “Receiving Party” has the meaning set forth in Section 1.11.

1.52 “Regulatory Approval” means the technical, medical and scientific licenses, registrations, authorizations and approvals (including, without limitation, approvals of NDAs, supplements and amendments, pre- and post- approvals, pricing and Third Party reimbursement approvals, and labeling approvals) of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in the Territory, necessary for the development (including the conduct of clinical trials), manufacture, distribution, marketing, promotion, offer for sale, use, import, reimbursement, export or sale of a Licensed Product in a regulatory jurisdiction.

1.53 “Regulatory Authority” means any national (e.g., the FDA), supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity involved in the granting of Regulatory Approval in any country in the Territory.

1.54 “Report” has the meaning set forth in Section 5.5(b).

1.55 “Royalties” has the meaning set forth in Section 5.1.

1.56 “Sale” or “Sold” (as applicable) means the sale, transfer, exchange or other disposition of Licensed Products. Sales of Licensed Products shall be deemed consummated upon the first to occur of: (a) receipt of a payment from the purchaser; (b) delivery of Licensed Products to the purchaser or a common carrier; (c) release of Licensed Products from consignment; (d) if otherwise transferred, exchanged or disposed of, whether by gift or otherwise, when such transfer, exchange, gift or other disposition occurs. None of the following shall be deemed a Sale for the purposes of this Agreement: (w) the provision of Licensed Products at or below their cost of production and distribution, prior to the approval of Licensed Products in a country and pursuant to a requirement issued by the appropriate governmental agency in that country; (x) the provision of Licensed Products at or below their cost of production and distribution pursuant to a requirement issued by a governmental agency or otherwise for consumption by or administration to persons for humanitarian purposes or compassionate use, (y) the provision of Licensed Products at or below their cost of production and distribution for use in bona fide research and development, including without limitation preclinical and clinical trials, and (z) the provision of samples in reasonable quantities without charge for promotional purposes.

1.57 “Serious Adverse Drug Experience” means any of an “adverse drug experience,” a “life-threatening adverse drug experience,” a “serious adverse drug experience,” or an “unexpected adverse drug experience,” as those terms are defined at either 21 C.F.R. §312.32 or 21 C.F.R. §314.80 or relevant foreign regulation within the Territory.

1.58 “Shortfall Royalty Amount” has the meaning set forth in Section 5.2.

1.59 “Technology” means formulations, designs, technical information, know-how, knowledge, data, specifications, test results and other information, whether or not patented or patentable, including, without limitation, any information relating to pharmacology, toxicology, preclinical or clinical testing, CMC data, batch records, safety and efficacy, manufacturing processes and quality control.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

1.60 “Term” has the meaning set forth in Section 10.1.

1.61 “Territory” means the entire world.

1.62 “Third Party(ies)” means any Person other than RFSP, Pharmasset and their respective Affiliates.

1.63 “Third Party Claim” has the meaning set forth in Section 9.3.

1.64 “Third Party IP Rights” means intellectual property rights Controlled by a Third Party which: (a) in the reasonable judgment of Pharmasset, are necessary for the development, manufacture, use or sale of any Licensed Product, and (b) have been consented to by the Universities as well as RFSP as required to manufacture, use, import or sell Licensed Product(s) in any such country (such approval of RFSP not to be unreasonably withheld or delayed). It is understood and agreed that at the request of Pharmasset, RFSP shall seek the consent regarding such Third Party Controlled intellectual property rights, but RFSP shall have no obligation to compel such consent or bear any liability to Pharmasset in the event that such Third Parties decline to give such consent.

1.65 “Trademarks” has the meaning set forth in Section 11.1.

1.66 “UGARF” means the University of Georgia Research Foundation, Inc.

1.67 “Universities” means Emory and/or UGARF.

1.68 “University Letter Agreement” has the meaning set forth in Section 5.1.

1.69 “University License Agreement” means that certain License Agreement, dated as of October 29, 2004, by and among UGA, Emory and RFSP in the redacted form attached as Exhibit B to this Agreement, and as amended by the University Letter Agreement.

1.70 “Valid Claim” means an issued claim of any unexpired patent or claim of any pending patent application included among the Licensed Patents, which has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, which has not been rendered unenforceable through disclaimer or otherwise and which has not been lost through an interference proceeding. Notwithstanding the foregoing, a claim of a pending patent application shall not be considered a Valid Claim if such claim has been pending for more than [***] ([***]) years after the filing of its first priority application.

1.71 “Withholding Taxes” has the meaning set forth in Section 5.6.

ARTICLE 2

LICENSES AND EXCLUSIVITY

2.1 License Grant.

(a) Subject to the terms and conditions of this Agreement, RFSP hereby grants to Pharmasset an exclusive (even as to RFSP) right and license under the Licensed RFSP Patent Rights and Licensed RFSP Technology to make, have made, develop, use, import, offer for sale and sell Licensed Products in the Field of Use in the Territory.

(b) Subject to the terms and conditions of this Agreement, RFSP hereby grants to Pharmasset an exclusive (even as to RFSP) right and sublicense under the Licensed University Patent Rights and Licensed University Technology to make, have made, develop, use, import, offer for sale and sell Licensed Products in the Field of Use in the Territory.

2.2 Use of Affiliates, Sublicensees and Subcontractors. Pharmasset shall have the right to sublicense the rights licensed and sublicensed to it under Section 2.1, without the consent of RFSP, to (a) its Affiliates, (b) distributors, contract manufacturers and other subcontractors in order to exercise the rights, and to carry out the obligations, of Pharmasset under this Agreement, and (c) to one or more Large Pharmaceutical Companies in strategic collaboration partner arrangements. Pharmasset shall provide RFSP advance written notice of any sublicense to be granted to any Large Pharmaceutical Company and a reasonable opportunity to comment on the identity of such sublicensee, and Pharmasset shall take into consideration RFSP’s comments with respect thereto. Any other sublicense by Pharmasset shall require the prior written consent of RFSP. Pharmasset acknowledges that the grant of a sublicense shall not relieve Pharmasset from its obligations under this Agreement. Pharmasset shall be fully responsible for the compliance of its Affiliates, sublicensees, distributors and other subcontractors with the terms and conditions of this Agreement. Notwithstanding anything to the contrary contained herein, any sublicense or sub-contract granted by Pharmasset shall: (i) convey no greater rights than granted hereunder and shall provide that, in the event of any conflict between such sublicensee or sub-contracting agreement and this Agreement, such sublicense or sub-contracting party shall comply with this Agreement; (ii) procure for RFSP equivalent rights of audit and inspection vis-à-vis a sublicensee as RFSP has vis-à-vis Pharmasset pursuant to this Agreement; (iii) provide that RFSP is entitled to rely upon a sublicensee’s performance of its obligations under the sublicense or sub-contracting agreement, in accordance with the terms thereof; and (iv) provide that a termination of this Agreement shall immediately result in a termination of all such rights sublicensed or sub-contracted thereunder, as applicable. Pharmasset further agrees that in the event of any breach by any sublicensee of its obligations under such sublicense or sub-contract which correspondingly results in a material breach of this Agreement entitling RFSP to terminate this Agreement, in the event that Pharmasset does not avail itself of its rights and remedies under its agreement with the sublicensee in respect of such breach within thirty (30) days of such breach, RFSP shall be entitled to exercise such rights and remedies in the place and stead of Pharmasset. Notwithstanding the foregoing, Pharmasset shall remain liable to RFSP for all acts and omissions of any sublicensee or sub-contracting party which would, if committed by

Pharmasset, constitute a breach of this Agreement as though such acts and omissions were by Pharmasset.

2.3 Retained License. Pharmasset acknowledges and agrees that, pursuant to Section 2.3 of the University License Agreement and under applicable law, the Universities retain on behalf of themselves and The University of Georgia, and any research collaborators for any non-profit organization, a royalty-free right and license to make and use Licensed Products and to practice Licensed University Technology only for non-commercial research, educational and clinical uses.

2.4 No Implied Licenses; Non-Assertion. Only the license expressly granted herein shall be of legal force and effect. No license rights shall be created hereunder in favor of either Party by implication, estoppel or otherwise.

ARTICLE 3

DEVELOPMENT, COMMERCIALIZATION AND SUPPLY

3.1 Technology and Data Transfer and Right of Reference.

(a) RFSP shall promptly transfer, or cause to be transferred (but in all events within forty-five (45) days following the Effective Date), to Pharmasset one copy of each physical embodiment of the Licensed Technology, Licensed Patent Rights and Licensed Compounds in RFSP’s possession, including without limitation all preclinical, clinical, pharmacology and toxicology data and information in RFSP’s possession that relate to Licensed Compounds, provided that RFSP may redact such materials insofar and to the extent that they do not relate exclusively to the Licensed Compounds. Without limiting the foregoing, RFSP shall provide to Pharmasset copies of all study reports in its possession, and all progress reports that have been prepared as required under Section 5.2 of the University License Agreement, relating to the Licensed Compounds, provided that RFSP may redact such study reports and progress reports insofar and to the extent that they do not relate exclusively to the Licensed Compounds.

(b) RFSP shall promptly make reasonably available to Pharmasset, on at least thirty (30) days prior notice, such books and records in its possession, as Pharmasset may reasonably request for purposes of technology transfer, training or otherwise to further the purposes of this Agreement, as contemplated by this Agreement, provided that RFSP may restrict access to or redact such books and records insofar and to the extent that they do not relate exclusively to the technology being transferred hereunder.

(c) RFSP shall make reasonably available to Pharmasset, such then current officers, employees or consultants of RSFP as Pharmasset may reasonably request to consult or provide training in connection with the technology transfer as contemplated by this Agreement, provided that (i) unless the Parties expressly agree otherwise, all such consulting and/or training shall take place exclusively at the facilities of RFSP, (ii) Pharmasset shall pay all travel and other costs and expenses incurred by either Pharmasset or RFSP in connection with the provision of such consulting/training services, (iii) Pharmasset shall only be entitled to a cumulative total of eight (8) free hours of such consulting/training services which must be exercised within the

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

initial three (3) months after the Effective Date, (iv) any additional consulting/training services beyond the initial eight (8) hours during such initial three (3) month period or any consulting/training services provided after such initial three (3) month period shall be provided to Pharmasset at a rate of $[***] ([***] Dollars) an hour for each RFSP officer, employee or consultant involved, and (v) in no event shall Pharmasset be entitled to more than a cumulative total of fifty (50) hours of such consulting/training services and unless the Parties expressly agree otherwise, all such services must be provided within the initial six (6) months after the Effective Date.

3.2 Diligence. Pharmasset acknowledges and agrees that it shall assume and perform, in all respects, all obligations of RFSP to develop and commercialize the Licensed Product under Sections 3.1, 3.4(b), (c) and (d), 15.2, 15.4 and 15.11 of the University License Agreement. Accordingly, Pharmasset shall use Commercially Reasonable Efforts to develop and commercialize Licensed Product within the Territory and to comply with Pharmasset’s Development Plan. Subject to the terms of this Agreement (including the preceding two sentences), Pharmasset shall have sole discretion in determining which Licensed Product(s) it will submit for Regulatory Approval, in which countries it will file for Regulatory Approvals of such Licensed Product(s) and in which countries in the Territory it will commercialize such Licensed Product(s). Except as specifically provided herein or as otherwise mutually agreed upon by the Parties, Pharmasset shall be responsible for conducting all clinical studies, development and commercialization activities for Licensed Products in the Territory. In accordance with Section 2.4 of the University License Agreement, RFSP shall remain responsible to the Universities with respect to all the operations of its sublicensees relevant to the use of Licensed Products, including the provision of reasonable commercial efforts in the development, manufacture, registration and launch of the Licensed Product, the making of any payments under the University License Agreement, the provision of indemnities and the provision of insurance and compliance with applicable law.

3.3 Reports. Within twenty (20) days after (a) each December 31 during the Term and prior to the first filing with the FDA of an IND for a Licensed Product (the “First IND Filing”), and (b) each June 30 and December 31 during the Term and from and after the First IND Filing, in the case of each of clauses (a) and (b), Pharmasset shall provide RFSP with a written progress report detailing the activities of Pharmasset and its Affiliates, and their sublicensees, relating to the obligations set forth under Section 3.2. In addition, in the event the Universities request that RFSP provide additional progress reports pursuant to Section 5.2 of the University License Agreement, Pharmasset shall provide RFSP with such interim progress reports in writing (detailing activities relating to the obligations set forth under Section 3.2) within twenty (20) days following Pharmasset’s receipt of written notice from RFSP regarding such request.

3.4 Regulatory Matters; RFSP Assistance. All Regulatory Approvals with respect to Licensed Products in the Territory shall be in Pharmasset’s name. Subject to the terms of this Agreement (including without limitation the first two sentences of Section 3.2), Pharmasset shall have exclusive control over, and authority and responsibility for, the regulatory strategies relating to the development and commercialization of all Licensed Products in the Territory, including, without limitation: (a) the preparation of all documents submitted to Regulatory

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

Authorities and the filing of all submissions relating to Regulatory Approval of Licensed Products; and (b) all regulatory actions, communications and meetings with any Regulatory Authority with respect to any Licensed Product, provided that Pharmasset shall promptly provide RFSP with a copy of all documents submitted to Regulatory Authorities and all regulatory actions, and written communications with any Regulatory Authority with respect to any Licensed Product. Upon the request of Pharmasset, RFSP shall provide to Pharmasset on a timely basis such information in its possession relating to the Licensed Products as may be reasonably required for the foregoing regulatory activities, and otherwise provide reasonable assistance to Pharmasset in complying with all regulatory obligations in the Territory, including without limitation, safety updates, amendments, annual reports, pharmacovigilance filings, investigator notifications, manufacturing facility inspections and certifications and product approvals. Pharmasset shall be responsible for interfacing, corresponding and meeting with all Regulatory Authorities in the Territory with respect to any Licensed Product. Except as required by Applicable Law, RFSP shall not communicate directly with the FDA or any other Regulatory Authority in the Territory relating to the Licensed Products without the prior written consent of Pharmasset. In furtherance thereof, RFSP shall refer to Pharmasset all FDA communications directly relating to and identifying any Licensed Product that RFSP may receive. RFSP shall cooperate with Pharmasset to provide all reasonable assistance and take all actions reasonably requested by Pharmasset that are necessary to comply with any law applicable to any Licensed Product, including, but not limited to, reporting of adverse drug experience reports (and serious adverse drug experiences) to Regulatory Authorities in the Territory. Notwithstanding anything to the contrary contained herein, Pharmasset hereby agrees to reimburse RFSP for all reasonable out-of-pocket costs owed to any Third Party incurred by RFSP in assisting Pharmasset, at Pharmasset’s request, in any way pursuant to the terms of this Section 3.4.

3.5 Materials; Supply. Pharmasset shall, at RFSP’s direction, either reimburse RFSP or remit directly to RFSP’s supplier(s) the appropriate amount(s) owed by RFSP for all orders of DOT placed by RFSP on or prior to, and that have not been delivered as of, the Effective Date, up to a maximum payment by Pharmasset of $[***] in the aggregate for such order(s), provided that if such amount(s) owed exceeds $[***] in the aggregate, Pharmasset shall have no obligation to purchase any such DOT (or reimburse or remit any amounts in respect thereof). RFSP shall instruct such supplier(s) to deliver such orders to Pharmasset’s designated address. Any such payment by Pharmasset shall be made within five (5) Business Days after all applicable order(s) of DOT have been delivered to Pharmasset’s designated address. It is understood by the Parties that between [***] ([***]) and [***] ([***]) kilograms of DOT in bulk form has been ordered, but not delivered, as of the Effective Date. The Parties acknowledge and agree that Pharmasset may appoint Third Party subcontractors, without the consent of RFSP, to carry out the manufacture and supply of Licensed Products on Pharmasset’s behalf.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

ARTICLE 4

INITIAL PAYMENT AND MILESTONE PAYMENTS

4.1 Initial Payment. Within five (5) Business Days after the Effective Date, Pharmasset shall pay RFSP four hundred thousand U.S. Dollars ($400,000), by wire transfer, to the credit of such bank account as designated by RFSP.

4.2 Milestone Payments. Pharmasset shall pay the following milestone payments (the “Milestone Payments”) within thirty (30) calendar days (except with respect to the payment under Section 4.2(c)) following the first occurrence of the specified event (whether the applicable milestone is achieved by Pharmasset or any of its Affiliates or sublicensees):

(a) IND Filing. [***] U.S. Dollars ($[***]) upon the filing in the U.S. of an IND with the FDA for the first Licensed Product.

(b) Phase II Clinical Trial. [***] U.S. Dollars ($[***]) upon initiation of the first Phase II Clinical Trial of a Licensed Product by or on behalf of Pharmasset. For clarification purposes, initiation shall mean commencement of dosing of a Licensed Product to the first patient.

(c) NDA Approval. [***]U.S. Dollars ($[***]) within ninety (90) days of approval of an NDA by the FDA with respect to any Licensed Product or a counterpart application with any Regulatory Authority allowing the distribution of a Licensed Product in a Major Markets Country, it being understood that such amounts shall be paid a reasonable period of time prior to the expiration of the aforementioned time periods in order for RFSP to meet its payment obligations to the Universities for the corresponding milestone set forth in Section 4.7(a) of the University License Agreement. At RFSP’s direction in writing, Pharmasset shall pay directly to the Universities any amount owed to RSFP under this Section 4.2(c). For clarity, Pharmasset shall not be obligated to pay any amount that may be owed under Section 4.5(a) of the University License Agreement.

(d) For purposes of clarification, each of the foregoing Milestone Payments (x) shall be made only once and in connection with the first occurrence of each milestone, regardless of the number of Licensed Products or occurrences of each milestone for Licensed Products under the same NDA or other Regulatory Approval, and (y) shall be non-refundable and shall be non-creditable and not subject to offset of any kind.

4.3 Unreimbursed Expenses. Within ninety (90) days of approval of an NDA by the FDA with respect to any Licensed Product or a counterpart application with any Regulatory Authority allowing the distribution of a Licensed Product in a Major Markets Country, Pharmasset shall pay RFSP the sum of [***] U.S. Dollars ($[***]) as reimbursement for unitemized administrative costs and expenses associated with RFSP’s performance of its obligations under this Agreement which are not otherwise reimbursed under this Agreement.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

ARTICLE 5

ROYALTIES

5.1 Royalty Rate. Subject to and in accordance with the provisions of this Article 5, Pharmasset shall pay to RFSP a royalty equal to [***] percent ([***]%) of aggregate Net Sales in the Territory (“Royalties”). In addition, for that portion of Net Sales that exceeds [***] U.S. Dollars ($[***]) in any Agreement Year, Pharmasset shall pay an additional amount equal to [***] percent ([***]%) of such Net Sales directly to the Universities (“Direct Royalty Payment”), which Direct Royalty Payment shall be made within forty-five (45) days after the end of such Agreement Year. Pharmasset shall provide RFSP with written proof of such Direct Royalty Payment with the applicable Report under Section 5.5(b). Prior to and as a condition for the execution of this Agreement, RFSP shall have entered into a letter agreement with the Universities with respect to such Direct Royalty Payment substantially in the form of Exhibit F (the “University Letter Agreement”).

5.2 Minimum Royalties. Pharmasset shall be obligated to pay to RFSP, for each twelve (12) month period (or, if applicable, such shorter period on a pro-rated basis) during the Term that commences on July 1 (an “Agreement Year”) and for each Licensed Product after its initial Sale in the first Major Markets country (a “Launch”), the following minimum amount of Royalties, and as further set forth in this Section 5.2:

Second Agreement Year after the Agreement Year in which Launch occurs	[***] USD $[***]

Third Agreement Year after the Agreement Year in which Launch occurs	[***] USD $[***]

Fourth Agreement Year after the Agreement Year in which Launch occurs	[***] USD $[***]

Fifth Agreement Year after the Agreement Year in which Launch occurs, and each subsequent Agreement Year	[***] USD $[***]

In the event the aggregate Royalties for any Licensed Product during a particular Agreement Year is less than the applicable minimum amount indicated above, Pharmasset shall pay to RFSP the shortfall amount (the “Shortfall Royalty Amount”) in accordance with the provisions of Section 5.5(b). Licensed Products that contain the same active ingredient(s) will be considered a single “Licensed Product” for purposes of determining whether any minimum Royalty requirement for a particular Licensed Product has been achieved, regardless of variations in such Licensed Products’ dosage strengths, formulations or delivery forms, labeling or otherwise. For clarification purposes, Royalties from Net Sales of a Licensed Product anywhere the Territory shall be counted towards determining whether any minimum Royalty requirement for such Licensed Product has been achieved.

5.3 Royalty Term. Subject to the provisions of Section 5.4, the Royalties set forth in Section 5.1 shall be payable on a Licensed Product-by-Licensed Product basis and a country-by-country

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

basis for so long as there exists in such country a Valid Claim of an issued patent within the Licensed Patents covering a Licensed Product, or, if longer, the term of the University License Agreement with respect to such Licensed Product in such country.

5.4 Royalty Reductions.

(a) Third Party Intellectual Property Rights. If Pharmasset has licensed any Third Party IP Rights for any country in the Territory, Pharmasset shall deduct from the Royalties due for any such applicable country in the Territory an amount equal to [***] percent ([***]%) of the royalties payable to the relevant Third Party(ies) for the corresponding Third Party IP Rights, provided that in no event shall the Royalties due for any such country be reduced to an amount that is less than [***] percent ([***]%) of such Royalties, and in no event shall any deduction be made for any increased or enhanced damages, including increased or enhanced damages awarded under 35 U.S.C. 284 and attorney fees awarded under 35 U.S.C. 285, increased damages awarded under anti-trust laws, any similar or analogous increased or enhanced damages, or any attorney fee awards in jurisdictions other than the United States

(b) Reductions for Competition. All Royalties on a Licensed Product in a particular country in the Territory shall be reduced by [***], effective on and after the date when Competition occurs with respect to such Licensed Product in such country, provided that the reduction for any given year shall not reduce the Royalties otherwise payable to RFSP with respect to such country for such year by more than [***] percent ([***]%). If Competition ceases to exist, then beginning with the first calendar quarter after Competition does not exist, the Royalties on a Licensed Product will again be calculated based on a [***] percent ([***]%) royalty rate as set forth in Section 5.1 until such time as Competition may again exist with respect to such Licensed Product.

(c) Request for Reductions. If Pharmasset reasonably and in good faith believes that a lower royalty rate is required in order to permit Pharmasset to commercialize the Licensed Product in a particular country with a reasonable profit, Pharmasset may notify RFSP of such belief and their basis therefor and, if such notification is made, the Parties shall meet as promptly as practicable to discuss in good faith whether a reduction to the royalty rate for such Licensed Product in such country is appropriate provided that nothing shall require RFSP to agree to such a reduction and provided that any such reduction shall be subject to the approval of the Universities. In the event that RFSP and Pharmasset mutually believe that a reduction to the royalty rate for a Licensed Product in a particular country might be appropriate, RFSP shall seek the approval of the Universities for such a reduction, provided that in no event shall RFSP be obliged to agree to such a reduction if the Universities decline to approve such a reduction.

5.5 Reports and Payments.

(a) Cumulative Royalties. The obligation to pay Royalties or a Direct Royalty Payments under this Article 5 shall be imposed only once with respect to any sale of the same unit of any Licensed Product.

(b) Reports and Payment. Pharmasset shall deliver to RFSP, within forty-five (45) days after (i) December 31 and June 30 during the first twelve (12) month period after the

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

First Commercial Sale of a Licensed Product, and (ii) the end of each calendar quarter (or partial calendar quarter) thereafter during the remainder of the Term and the twelve (12) month period immediately following the termination or expiration of this Agreement, in each case, a written report setting forth for the preceding, just-ended calendar quarter or six (6) month period the information required on Exhibit A (a “Report”). Pharmasset shall remit to RFSP the total Royalties due with respect to Net Sales during such just-ended calendar quarter or six (6) month period at the time the corresponding Report is delivered. Pharmasset shall also remit to RFSP any Shortfall Royalty Amount required to be paid with respect to a Licensed Product at the time the Report is delivered for the applicable just-ended calendar quarter or six (6) month period ending on June 30 of each Agreement Year. Payments required under this Agreement shall, if overdue, bear interest until payment at a per annum rate [***] percent ([***]%) above the average of the prime rate as published in the Wall Street Journal during the ninety (90) days immediately preceding the due date of such overdue payment. The payment of such interest shall not foreclose RFSP from exercising any other rights it may have because any payment is late.

5.6 Taxes and Withholding.

(a) Each Party shall bear and pay any and all taxes duly imposed on it by any governmental authority.

(b) Pharmasset shall be entitled to deduct from its payments to RFSP the amount of any withholding Taxes required to be withheld by Pharmasset to the extent Pharmasset pays to the appropriate governmental authority on behalf of RFSP such Taxes and delivers to RFSP documentary proof of payment of all such Taxes.

5.7 Currency Exchange. With respect to Net Sales invoiced or expenses incurred in U.S. dollars, the Net Sales or expense amounts and the amounts due to RFSP hereunder shall be expressed in U.S. dollars. If any Licensed Product(s) are Sold for consideration other than United States dollars, the Net Sales of such Licensed Product(s) shall first be determined in the foreign currency of the country in which such Licensed Product(s) are Sold and then converted to United States dollars at a ninety (90)-day trailing average published by the Wall Street Journal (U.S. edition) for conversion of that foreign currency into United States dollars on the last day of the quarter for which such payment is due. All payments shall be made by wire transfer in U.S. dollars to the credit of such bank account as shall be designated at least five (5) Business Days in advance by RFSP in writing to Pharmasset.

5.8 Maintenance of Records. During the Term and for a period of three (3) years thereafter, Pharmasset shall maintain, and shall require its respective Affiliates and sublicensees to maintain, true and accurate records of all sales of Licensed Products in accordance with GAAP, IAS or their equivalent in the respective country in the Territory where such sales occur and in such form and manner so that all Royalties and other payments may be readily and accurately determined. Pharmasset shall furnish RFSP, or shall cause RFSP to be furnished, with copies of such records upon RFSP’s request, which shall be made in accordance with the provisions of Section 5.9.

5.9 Audit. RFSP (or RFSP’s designee) shall have the right, from time to time at reasonable times during normal business hours through an independent certified accountant, to examine the records of Pharmasset, including, without limitation, sales invoice registers, sales analysis reports, original invoices, inventory records, price lists, sublicense and distributor agreements, accounting general ledgers, and sales tax returns, in order to verify the calculation of any Royalties or other payments. Such examination and verification procedures shall not occur more than once each twelve (12) month period during the Term and the twelve (12) month period immediately following termination of this Agreement. Before permitting such independent certified accountant to have access to such books and records, Pharmasset may require that such independent certified accountant sign a confidentiality agreement (in form and substance reasonably acceptable to Pharmasset) as to any confidential information which is to be provided to such independent certified accountant or to which such independent certified accountant will have access, while conducting the examination and verification under this Section 5.8. The independent certified accountant will prepare and provide to each Party a written report stating whether the royalty reports submitted and Royalties paid are correct or incorrect and the details concerning any discrepancies which report and amounts owed shall be final and binding upon the Parties. Such independent certified accountant may not reveal to RFSP (or its designee) any Confidential Information learned in the course of such examination and verification other than the amount of any such discrepancies. In the event there was an underpayment by Pharmasset hereunder, Pharmasset shall promptly (but in no event later than thirty (30) days after RFSP’s receipt of the independent certified accountant’s report) pay to RFSP the shortfall amount. In the event there was an overpayment by Pharmasset hereunder, RFSP shall promptly (but in no event later than thirty (30) days after RFSP’s receipt of the independent certified accountant’s report) refund to Pharmasset or credit to future Royalties, at RFSP’s option, the excess amount. RFSP (or its designee) shall be responsible for the fees and expenses of performing such examination and verification, provided, however, that if such examination and verification reveals an underpayment by Pharmasset of more than five percent (5%), or any overpayment, for any quarter examined, Pharmasset shall be responsible for such fees and expenses.

5.10 Third Party Royalties. In the event RFSP acquires Control of any Patent Rights (other than Licensed University Patents) that would otherwise qualify as Licensed RFSP Patents under this Agreement and RFSP is obligated to pay any royalties or other amounts to a Third Party with respect to such Patent Rights, RFSP shall offer Pharmasset in writing to include such Patent Rights as Licensed RFSP Patents under this Agreement and in the event that Pharmasset so elects in writing, such Patent Rights shall be included in the Licensed RFSP Patents, provided that Pharmasset shall reimburse RFSP for any such royalties or other amounts actually paid by RFSP to such Third Party in respect of a Licensed Product, provided that RFSP provides written evidence of such payments that is reasonably satisfactory to Pharmasset. Pharmasset may at any time elect to no longer make such reimbursements with respect to any such Patent Rights, whereupon such Patent Rights shall no longer be included in the Licensed RFSP Patents.

5.11 No Additional Payments. Except as expressly provided for under Section 4.2(c) or Section 5.1 of this Agreement, RFSP shall be solely responsible for any and all payments due to the Universities under the University License Agreement.

ARTICLE 6

REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1 Mutual Representations and Warranties. Each Party hereby represents, warrants and covenants to the other Party that:

(a) such Party is a corporation or entity duly organized, validly existing and in good standing under the laws of its state of incorporation or formation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b) such Party is duly authorized, by all requisite corporate action, to execute and deliver this Agreement and the execution, delivery and performance of this Agreement by such Party does not require any shareholder action or approval, and the Person executing this Agreement on behalf of such Party is duly authorized to do so by all requisite corporate action;

(c) no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of such Party in connection with the valid execution, delivery and performance of this Agreement, except where the failure to obtain any of the foregoing would not have a material adverse impact on the ability of such Party to meet its obligations hereunder;

(d) this Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms except as enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights and (ii) equitable principles of general applicability;

(e) the execution, delivery and performance by it of this Agreement and its compliance with the terms and provisions of this Agreement does not and will not conflict with or result in a breach of any of the terms or provisions of (i) any other contractual or other obligations of such Party, (ii) the provisions of its charter, operating documents or bylaws, or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which it or any of its property is bound except where such breach or conflict would not materially impact the Party’s ability to meet its obligations hereunder; and

(f) it shall comply in all material respects with all laws, rules and regulations applicable to its performance under this Agreement.

6.2 Additional RFSP Representations, Warranties and Covenants. RFSP additionally represents, warrants and covenants to Pharmasset that:

(a) RFSP has the full right, power and authority to grant, and is not prohibited by the terms of any agreement to which it is a party from granting (including, without limitation,

the University License Agreement), the licenses and sublicenses granted to Pharmasset under Article 2 hereof;

(b) RFSP has not previously granted and will not grant any rights inconsistent with the rights, and licenses and sublicenses, granted herein;

(c) to the knowledge of RFSP, the representations and warranties of the Universities contained in the University License Agreement were true and accurate in all material respects as of October 29, 2004;

(d) RFSP has not received any written notice, during the period from October 29, 2004 to the date hereof, that any Third Party is challenging the validity or enforceability of any of the Licensed Patents, or that the manufacture, use or sale of any Licensed Product would infringe any Patent Rights or similar intellectual property rights of any Third Party;

(e) as of the date hereof, there are currently no Licensed RFSP Patents;

(f) there are no pending claims, judgments or settlements against or owed by RFSP pending with respect to the Licensed Patents or Licensed Technology, and, RFSP has not received written notice of any threatened claims or litigation seeking to invalidate the Licensed Patents;

(g) to the knowledge of RSFP, there are no inquiries, actions or other proceedings pending before or threatened by any Regulatory Authority or other government agency with respect to the Licensed Compounds or any facility where the Licensed Compounds are manufactured, and RFSP has not received written notice and, to the knowledge of RFSP, neither of the Universities has received written notice threatening any such inquiry, action or other proceeding. To the knowledge of RFSP, there are no investigations pending before or threatened by any Regulatory Authority or other government agency with respect to the Licensed Compounds or any facility where the Licensed Compound is manufactured, and RFSP has not received, and to the knowledge of RFSP, neither of the Universities has received written notice threatening any such investigation;

(h) to the knowledge of RFSP, the University License Agreement is in full force and effect, and neither RFSP nor, to the knowledge of RFSP, any other party to such agreement is in breach or default thereunder, including, without limitation, as to achievement of any milestone requirements. RFSP has not received, and to the best of RFSP’s knowledge neither of the Universities has received, any written notice threatening or alleging a breach of the University License Agreement. A copy of a redacted version of the University License Agreement is attached hereto as Exhibit B, which redacted version, RFSP represents and warrants contains all relevant provisions with respect to the Licensed University Patent Rights and the Licensed University Technology, provided that the parties acknowledge that RFSP has not created and will not create a “LICENSEE Development Plan” as provided for in the University License Agreement;

(i) Exhibit C sets forth, to the knowledge of RFSP, a complete and accurate list of all Licensed Patents indicating whether such Licensed Patent is a Licensed University

Patent or a Licensed RFSP Patent, and if the Licensed RFSP Patent is not owned by RFSP, the owner of such patent; and

(j) Each founder, officer and director of RFSP has entered into, and RFSP shall cause any person that hereafter becomes an officer or director of RFSP to enter into, an agreement with RFSP, substantially in the form attached as Exhibit E, providing that for the term of this Agreement, such person shall not, and shall cause any and all entities controlled by such person to not, conduct any research or development activities relating exclusively to DOT or the Licensed Products independent of the Universities.

6.3 Disclaimer of Warranties. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE SUCCESS OR POTENTIAL SUCCESS OF THE DEVELOPMENT, COMMERCIALIZATION, MARKETING OR SALE OF ANY LICENSED PRODUCT. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.4 Payment Obligations. Notwithstanding anything to the contrary contained in this Agreement, in the case of any claim by any party alleging any breach of this Agreement by the other party, any payment obligation pursuant to this Agreement including without limitation the royalty and milestone obligations herein (collectively, the “Payment Obligations”), will not be considered as constituting special, incidental, indirect or consequential damages under this Agreement (and, accordingly, nothing in Section 6.3 shall prevent recovery of amounts owed under the Payment Obligations).

ARTICLE 7

OBLIGATIONS RELATING TO THE UNIVERSITY LICENSE AGREEMENT

7.1 General Obligations. Subject to the terms and conditions of this Agreement, RFSP and Pharmasset shall cooperate in good faith to ensure compliance with RSFP’s obligations under the University License Agreement. RFSP shall promptly provide Pharmasset with true and complete copies of any communication received from the Universities under the University License Agreement relating in any material respect to the Licensed Compound or Licensed Patents. Pharmasset shall provide RFSP with true and complete copies of any communication received from or sent to the Universities relating in any material respect to the Licensed Compound, Licensed Patents and/or Licensed Products. RFSP shall not, without the prior written approval of Pharmasset, (a) voluntarily amend any provision of the University License Agreement that would reasonably be expected to have a material adverse effect on Pharmasset’s rights under this Agreement, (b) terminate the University License Agreement under Section 12.6 thereof in whole or in part (as it pertains to the Licensed University Patents and Licensed University Technology), or (c) except in connection with any material breach by Pharmasset under this Agreement which has remained uncured during the entirety of the cure period provided in Section 10.3, make any election or exercise any right that could have a material adverse effect on Pharmasset’s rights under this Agreement, including, without

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

limitation, exercising its right, under Section 7.1 of the University License Agreement, to elect to no longer reimburse the Universities for patent expenses.

7.2 Termination and Right to Cure. In the event RFSP receives any notice of termination from the Universities pursuant to Section 12.4 of the University License Agreement, RFSP shall promptly notify Pharmasset thereof in writing. RFSP shall consult with Pharmasset as to the circumstances giving rise to such notice of termination and shall discuss with Pharmasset possible cures for any breaches or otherwise how to remedy such circumstances, including the resolution of any good faith disputes regarding the right of the Universities to terminate the University License Agreement. Notwithstanding the foregoing, Pharmasset shall have the right, at the expense of Pharmasset, to cure any breaches of the University License Agreement on RFSP’s behalf. RFSP agrees to promptly forward to Pharmasset a copy of any material correspondences, including any termination notices, from the Universities that relate in any material respect to the Licensed University Patents or Licensed University Technology.

7.3 Arbitration. In the event RFSP and the Universities engage in arbitration proceedings pursuant to Article 14 of the University License Agreement with regard to the Licensed University Patents or Licensed University Technology, RFSP shall provide Pharmasset reasonable prior written notice thereof, and permit a representative of Pharmasset to participate in any such proceedings together with RFSP. Without limitation to the provisions of Section 7.1 above, RFSP shall not voluntarily enter into any agreement in connection with such arbitration proceedings that could have a material adverse effect on the rights of Pharmasset to the Licensed University Patents or Licensed University Technology without the prior written consent of Pharmasset.

7.4 [***].

ARTICLE 8

CONFIDENTIALITY, PUBLIC ANNOUNCEMENTS AND PUBLICATIONS

8.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, each of Pharmasset or RFSP, upon receiving or learning of any Confidential Information of the other Party, shall keep such Confidential Information confidential during the Term and at all times thereafter, and otherwise shall not use such Confidential Information for any purpose other than in the exercise of its rights and performance of its obligations under this Agreement. The Receiving Party shall advise its employees and consultants who might have access to the Disclosing Party’s Confidential Information of the confidential nature thereof and agrees that its employees shall be bound by the terms of this Agreement. The Receiving Party shall not disclose any Confidential Information of the Disclosing Party to any employee who does not have a need for such information.

8.2 Authorized Disclosure. Notwithstanding the foregoing, each of Pharmasset and RFSP may disclose Confidential Information of the other Party to a Third Party to the extent such disclosure is reasonably necessary (a) to comply with applicable governmental regulations, stock exchange or NASDAQ rules, or to submit information to Regulatory Authorities to the extent reasonably required to desirable to obtain Regulatory Approvals, or (b) to conduct preclinical and clinical studies hereunder where reasonably necessary with respect to Licensed Products provided that such disclosure is subject to customary non-disclosure and non-use agreements, (c) in connection with the negotiation, formation or operation of a sublicense, collaboration, joint venture or similar partnering arrangement, or in connection with any capital raising activities and/or to investors, or (d) to otherwise exercise its rights and perform its obligations under this Agreement (including, without limitation, disclosures to contract manufacturers), provided, in each case, that the Receiving Party informs the disclosee of the confidential nature of the Confidential Information.

8.3 Unauthorized Use. If either Party becomes aware or has knowledge of any unauthorized use or disclosure of the other Party’s Confidential Information, it shall promptly notify the disclosing Party of such unauthorized use or disclosure.

8.4 Public Announcements. Without the prior written consent of Pharmasset (which consent may be granted or withheld in Pharmasset’s sole discretion), RFSP shall not originate, disseminate or otherwise distribute any materials used for publicity, news release or public announcement, written or oral, whether to the public, the press or other media organizations, investors, customers, suppliers or otherwise regarding the transactions contemplated under this Agreement. Notwithstanding anything to the contrary contained herein, a Party may disclose the existence and terms of this Agreement where required, as reasonably determined by the disclosing Party, by applicable law, by applicable stock exchange or NASDAQ regulation or by order or other ruling of a competent court, provided that such disclosing Party has sought to obtain such confidentiality treatment for such disclosures as may be available under applicable law or regulation.

8.5 Publications. The following provisions shall apply to the Parties with respect to all publications, presentations and other public disseminations of any information relating to the Licensed Compounds or Licensed Products or to scientific work carried out under this Agreement:

(a) The Party desiring to publish, present or otherwise publicly disseminate such information (the “Publishing Party”) shall provide the other Party with a copy of any proposed publication, presentation or other public dissemination at least thirty (30) days prior to submission for publication, presentation or other public dissemination so as to provide such other Party an opportunity to recommend any changes it reasonably believes are necessary to preserve the Confidential Information belonging in whole or in party to such other Party or to preserve such other Party’s ability to obtain Patents covering any relevant inventions. The incorporation of any such recommended changes shall not be unreasonably refused.

(b) If such other party provides written notice to the Publishing Party within fifteen (15) days after receipt of the copy of the proposed publication, presentation or other public dissemination that such publication, presentation or other public dissemination in its reasonable judgment (i) discloses information about an invention for which the other Party desires patent protection or (ii) discloses Confidential Information of the other Party, the Publishing Party shall prevent such publication or delay such publication, presentation or other dissemination until the Parties have agreed on mutually acceptable modifications thereto so as not to prejudice the other Party’s right to obtain Patents and not to disclose the other Party’s Confidential Information. In the case of an invention, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s) covering the invention, and in no event less than sixty (60) days from the date of the aforementioned notice.

ARTICLE 9

INDEMNIFICATION

9.1 Pharmasset. Pharmasset shall indemnify and hold harmless RFSP, its Affiliates and the Universities, and their respective directors, officers, employees and agents, from and against any and all losses, costs, damages, fees or expenses (including reasonable attorney’s fees and expenses) (“Losses”) incurred in connection with or arising out of (a) any breach by Pharmasset of any of its representations, warranties or obligations pursuant to this Agreement, (b) any gross negligence or willful misconduct of Pharmasset, or its Affiliates or sublicensees, relating to the subject matter of this Agreement, or (c) the development, manufacture, use, sale or other disposition of any Licensed Compound or Licensed Product by Pharmasset or any of its Affiliates or sublicensees, including without limitation any actual or alleged product liability involving any Licensed Product. Notwithstanding the foregoing, Pharmasset shall have no indemnification obligations under this Article 9 to the extent any Losses arise out of the circumstances set forth in clauses (a) through (c) of Section 9.2.

9.2 RFSP. RFSP shall indemnify and hold harmless Pharmasset and its Affiliates and sublicensees, and their respective directors, officers, employees and agents, from and against any and all Losses incurred in connection with or arising out of (a) any breach by RFSP of any of its representations, warranties or obligations pursuant to this Agreement (including, without limitation, such representations and warranties relating to intellectual property rights), (b) any gross negligence or willful misconduct of RFSP or its Affiliates relating to the subject matter of this Agreement, or (c) the development, manufacture, use, sale or other disposition of any Licensed Compound or Licensed Product by RFSP or its Affiliates prior to the Effective Date. Notwithstanding the foregoing, RFSP shall have no indemnification obligations under this Article 9 to the extent any Losses arise out of the circumstances set forth in clauses (a) through (c) of Section 9.1.

9.3 Indemnification Procedures.

(a) In the event that any Third Party asserts a claim with respect to any matter for which a Party (the “Indemnified Party”) is entitled to indemnification under this Agreement (a “Third Party Claim”), then the Indemnified Party shall promptly notify the Party obligated to indemnify the Indemnified Party (the “Indemnifying Party”) thereof; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the

Indemnifying Party from any obligation hereunder unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby.

9.4 Direction and Control.

(a) The Indemnifying Party shall have the right, exercisable by notice to the Indemnified Party within fifteen (15) calendar days of receipt of notice from the Indemnified Party of the commencement of or assertion of any Third Party Claim, to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Third Party Claim (including the right to settle the claim solely for monetary consideration) with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided that (i) the Third Party Claim solely seeks monetary damages and (ii) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the Third Party Claim in full (the conditions set forth in clauses (i) and (ii) above are collectively referred to as the “Litigation Conditions”).

(b) Within fifteen (15) calendar days after the Indemnifying Party has given notice to the Indemnified Party of its intended exercise of its right to defend a Third Party Claim, the Indemnified Party shall give notice to the Indemnifying Party of any objection thereto based upon the Litigation Conditions. If the Indemnified Party reasonably so objects, the Indemnified Party shall continue to defend the Third Party Claim, at the expense of the Indemnifying Party, until such time as such objection is withdrawn. If no such notice is given, or if any such objection is withdrawn, the Indemnifying Party shall be entitled, at its sole cost and expense, to assume and conduct such defense, with counsel selected by the Indemnifying Party. During such time as the Indemnifying Party is controlling the defense of such Third Party Claim, the Indemnified Party shall cooperate, and cause its Affiliates and agents to cooperate upon request of the Indemnifying Party in the defense or prosecution of the Third Party Claim, including by furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials or appeals as may reasonably be requested by the Indemnifying Party. In the event that the Indemnifying Party does not satisfy the Litigation Conditions or does not notify the Indemnified Party of the Indemnifying Party’s intent to defend any Third Party Claim within fifteen (15) calendar days after notice thereof, the Indemnified Party may (with notice to the Indemnifying Party) undertake the defense thereof with counsel of its choice and at the Indemnifying Party’s reasonable expense (including reasonable, out-of-pocket attorneys’ fees and costs and expenses of enforcement or defense). The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to join in (including the right to conduct discovery, interview and examine witnesses and participate in all settlement conferences), but not control, at its own expense, the defense of any Third Party Claim that the other Party is defending as provided in this Agreement.

(c) The Indemnifying Party shall not, without the prior consent of the Indemnified Party, enter into any compromise or settlement which commits the Indemnified Party to take or forbear to take any action.

(d) In no event may an Indemnified Party settle or compromise any Third Party Claim for which it/he/she intends to seek indemnification from the Indemnifying Party hereunder without the prior consent of the Indemnifying Party, or the indemnification provided under this Agreement as to such Third Party Claim shall be null and void.

9.5 Insurance Proceeds. Any indemnification hereunder shall be made net of any insurance proceeds recovered by the Indemnitee (it being understood that an Indemnitee may simultaneously pursue an insurance claim and a claim for indemnification hereunder); provided, however, that if, following the payment to the Indemnitee of any amount under this Article 9, such Indemnitee recovers any insurance proceeds in respect of the claim for which such indemnification payment was made, the Indemnitee shall promptly pay an amount equal to the amount of such proceeds (but not exceeding the amount of such indemnification payment) to Indemnitor.

9.6 Insurance. Pharmasset agrees to obtain and maintain commercial general liability insurance, including clinical trials and products liability insurance, with reputable and financially secure insurance carriers, with “claims made” type coverage in such amounts and subject to such deductibles as are reasonable and customary in the pharmaceutical industry for companies of comparable size and activities. Pharmasset shall maintain such insurance for during the Term and for a period of ten (10) years thereafter. Upon reasonable request by RFSP, Pharmasset shall produce evidence that such insurance policy are valid, fully updated and in full force and effect.

ARTICLE 10

TERM AND TERMINATION

10.1 Term.

(a) The term of this Agreement shall commence on the Effective Date and, unless earlier terminated by mutual agreement of the Parties in writing or pursuant to the provisions of this Article 10, shall expire on a country-by-country (in the Territory) and Licensed Product-by-Licensed Product upon the expiration (as contemplated in Section 5.2) of the obligation to pay Royalties with respect to the Sale of each Licensed Product in such country (the “Term”).

(b) Upon the scheduled expiration (as contemplated in Section 5.2) of the obligation to pay Royalties with respect to the Sale of such Licensed Products in a particular country in the Territory, the licenses and sublicenses granted hereunder shall become fully paid up, royalty free, perpetual (i) with respect to the Licensed RFSP Patents (subject to any reimbursement obligations for amounts paid or owing to Third Parties under Section 5.10) and the Licensed RFSP Technology, and (ii) with respect to the Licensed University Patents and the Licensed University Technology, provided and to the extent that RFSP continues to have a valid fully paid up, royalty free, license in perpetuity with respect to such Licensed University Patents and the Licensed University Technology for the Licensed Products in such country under the terms of the University License Agreement.

10.2 Termination by Pharmasset. Pharmasset may terminate this Agreement on a country-by-country basis and/or Licensed Product-by-Licensed Product basis or in its entirety at any time (a) upon thirty (30) days advance written notice to RFSP at any time prior to the

Launch of any Licensed Product, and (b) upon one hundred eighty (180) days advance written notice to RFSP at any time following the Launch of any Licensed Product.

10.3 Termination for Material Breach. Upon a material breach of this Agreement by Pharmasset on the one hand, or RFSP on the other hand (in such capacity, the “Breaching Party”), the other Party (in such capacity, the “Non-Breaching Party”) may provide written notice (a “Breach Notice”) to the Breaching Party specifying the material breach. If the Breaching Party fails to cure such material breach during the ninety (90) day period, then the Non-Breaching Party may terminate this Agreement on a Licensed Product-by-Licensed Product and country-by-country basis with respect to the Licensed Product and country(ies) to which the breach relates.

10.4 Termination for Bankruptcy. Either Party may, subject to the provisions set forth herein, terminate this Agreement by giving the other Party written termination notice if, at any time, the other Party shall (a) file in any court pursuant to any statute a voluntary petition for bankruptcy or insolvency, or for reorganization in bankruptcy, or for an arrangement or for the appointment of a receiver, trustee or administrator of such Party or of its assets, (b) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, (c) propose or be a party to any dissolution, or (d) make a general assignment for the benefit of its creditors.

10.5 Effect of Termination.

(a) If this Agreement is terminated (in whole or in part) under any of Sections 10.2, 10.3 or 10.4, all licenses and sublicenses granted by RFSP hereunder with respect to the relevant terminated country(ies) and/or the relevant terminated Licensed Product(s) shall terminate. If this Agreement terminates (in whole or in part) as a result of any termination of this Agreement by Pharmasset pursuant to Section 10.2 or by RFSP pursuant to Sections 10.3 or 10.4, then Pharmasset shall, within thirty (30) days following such termination assign, transfer, convey and deliver to RFSP, without cost to RFSP and solely with respect to the relevant terminated country(ies) and/or the relevant terminated Licensed Product(s), (i) all rights to Pharmasset Inventions and Trademarks referred to in Section 11.1 free and clear of all liens and other encumbrances (but excluding in any event the name “Pharmasset” or any other trademarks not used exclusively with the Licensed Products), (ii) all Regulatory Approvals, any IND, NDA and corresponding filings with any Regulatory Authority and all correspondence with any Regulatory Authority in connection therewith, and (iii) all materials relating to Licensed Compounds and the relevant terminated Licensed Product(s), including without limitation, all embodiments of the Licensed Compounds and the relevant terminated Licensed Product(s) and all samples, biological materials, models, diagrams, active ingredients, precursors, pills, capsules, liquid formulations and other tangible materials relating thereto. Pharmasset shall sign and deliver such documents, provide such assistance, and promptly transfer to Pharmasset such books, records and files in Pharmasset’s possession as RFSP may reasonably request for purposes of documenting, giving effect to and facilitating such assignment, transfer and conveyance of the Pharmasset Inventions, Trademarks, Regulatory Approvals and other materials to RSFP with respect to the relevant terminated country(ies) and/or the relevant terminated Licensed Product(s).

(b) If this Agreement is terminated in its entirety under any of Sections 10.2, 10.3 or 10.4, each Receiving Party shall promptly return to the Disclosing Party all physical embodiments of the Disclosing Party’s Confidential Information, including all reproductions and versions in any medium, except that the Receiving Party may retain one copy set for archival purposes. In the event Pharmasset terminates this Agreement in its entirety pursuant to Section 10.2, or RFSP terminates this Agreement in its entirety pursuant to Sections 10.3 or 10.4, Pharmasset shall return, or at RFSP’s direction destroy, all plans, drawings, papers, notes, writings and other documents, samples, organisms, biological materials and models pertaining to the Licensed Patents or Licensed Technology, retaining one archival paper copy of such materials in its corporate legal department so that compliance with any continuing obligations may be determined.

(c) Expiration, or termination of this Agreement pursuant to this Article 10, shall not (i) relieve a Party hereto of any obligation accruing to such Party prior to such termination, including without limitation all payment obligations that may be owed with respect to periods of time prior to such expiration or termination, or (ii) result in the waiver of any right or remedy by a Party hereto accruing to such Party prior to such expiration or termination.

10.6 Survival. Notwithstanding anything to the contrary contained herein, the provisions of Sections 5.8 and 5.9, and the provisions of Articles 6, 8, 9, 10, 11 and 12, shall survive the expiration or termination of this Agreement.

ARTICLE 11

INTELLECTUAL PROPERTY

11.1 Ownership of Intellectual Property.

(a) Subject to Section 10.5, Pharmasset shall own any and all Patent Rights and Technology invented, developed or discovered by or on behalf of Pharmasset in the performance its obligations and the exercise of its rights under this Agreement, and which Pharmasset otherwise acquires to the extent such Patent Rights and Technology relate to the Licensed Products (collectively, “Pharmasset Inventions”). Subject to the provisions of Section 10.5, RFSP shall have no rights, title or interest in or to any Pharmasset Inventions. Nothing herein shall obligate Pharmasset to Prosecute any applications or patents covering Pharmasset Inventions.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

(b) Pharmasset shall own any and all right, title and interest in and to any trademarks, trade dress, branding or other indicia of ownership that Pharmasset uses with respect to the Licensed Products (“Trademarks”). Without limitation to the foregoing, but subject to the provisions of Section 10.5, RFSP shall have no right to use any Trademarks or the corporate name(s) of Pharmasset or any of its Affiliates without the prior written consent of Pharmasset.

11.2 Prosecution of RFSP Licensed Patents. Pharmasset acknowledges and agrees that the prosecution and maintenance of the Licensed University Patents are the primary responsibility of the Universities pursuant to Section 7.1 of the University License Agreement. RFSP shall have the obligation to diligently Prosecute the Licensed RFSP Patents, through patent counsel selected by RFSP and reasonably acceptable to Pharmasset. Subject to the University License Agreement, RFSP shall seek to cause the diligent Prosecution of the Licensed University Patents, through patent counsel the selection of whom RFSP shall grant its consent. RFSP shall not [***] or, with respect to the Licensed University Patents, consent to the [***] by the Universities of, [***] as patent [***] for the Licensed RFSP Patents or the Licensed University Patents, as applicable. Pharmasset shall reimburse RFSP for all external, out-of-pocket costs and expenses reasonably incurred in the Prosecution of the Licensed Patents (including any amounts which are owed by RFSP to the Universities with respect to the Licensed University Patents) which are evidenced by written documentation reasonably acceptable to Pharmasset (“Patent Expenses”), including any Patent Expenses required to be paid by RFSP to the Universities pursuant to Section 4.9 of the University License Agreement (but solely to the extent incurred in connection with Prosecution of the Licensed University Patents). Pharmasset shall deliver such reimbursement payments to RFSP within thirty (30) days after receipt of written notice from RFSP, from time to time, of Patent Expenses relating to the Licensed RFSP Patents, and within twenty (20) days with respect to Patent Expenses relating to the Licensed University Patents.

11.3 Right to Consult. During the Term of this Agreement, RFSP shall copy Pharmasset, or with respect to the University Licensed Patents, seek to have Pharmasset copied, on all substantive documents relating to the Licensed Patents received from or to be filed in any patent office in the Territory, including, without limitation, copies of each patent application, official action, response to official action, declaration, information disclosure statement, request for terminal disclaimer, request for patent term extension and request for reexamination. Subject to the University License Agreement, (a) Pharmasset shall have the right to comment on the Prosecution of the Licensed Patents and provide such comments to RFSP’s patent counsel, and (b) RFSP agrees to consult with Pharmasset regarding the Prosecution of the Licensed Patents and, specifically, to deliver to and consult with the Universities (or it applicable patent counsel) with regard to any comments from Pharmasset regarding the Licensed University Patents.

11.4 Election and Abandonment of Prosecution. Exhibit C sets forth the countries in which the Licensed Patents have issued or in which applications are currently pending. Subject to the University License Agreement and applicable law, Pharmasset shall have the right to elect which countries in the Territory in which Licensed Patents should be Prosecuted, and upon such election RFSP shall diligently Prosecute (or seek to cause the diligent Prosecution by the Universities of) such Licensed Patents in accordance with the provisions of Section 11.2. In the event the Universities elect, under Section 7.1 of the University License Agreement, to expressly abandon the Prosecution of any Licensed University Patents, RFSP shall promptly notify Pharmasset and RFSP shall, at Pharmasset’s election, assume from the Universities the Prosecution of the applicable Licensed University Patents.

11.5 Patent Term Extensions. Upon Pharmasset’s written request and subject to the University License Agreement, RFSP shall file all applications and take such actions that are necessary or reasonably advisable (or cause the Universities to file all applications and take such actions that are necessary or reasonably advisable) to obtain patent term extensions pursuant to 35 U.S.C. § 156 or equivalent foreign statutes, regulations or procedures for the Licensed RFSP Patents in the Territory (or, in the case, of the Universities, for the Licensed University Patents). Pharmasset agrees to cooperate reasonably with RFSP (or the Universities) in obtaining any such patent term extensions.

11.6 Patent Marking. Pharmasset shall, and shall cause its Affiliates and its sublicensees to, mark all Licensed Products made under this Agreement with a notice in accordance with 35 U.S.C. § 287 and similar marking provisions in foreign countries. The Parties agree that unless otherwise required by applicable law, listing of the patent numbers in the package inserts or foreign equivalent shall be considered sufficient marking of Licensed Products as required by this Section 11.6.

11.7 Third Party Infringement.

(a) Notification. If RFSP or Pharmasset becomes aware of infringement or misappropriation of any Licensed Patents or Licensed Technology by a Third Party in the Territory, such Party shall promptly notify the other Party in writing to that effect and provide a summary of the relevant facts and circumstances known to such Party relating to such infringement (“Infringement Notice”).

(b) Licensed RFSP Patents and Licensed RFSP Technology. With respect to infringement of the Licensed RFSP Patents or Licensed RFSP Technology,

(i) Pharmasset shall have the first right and option (but not the obligation) to bring an infringement action or proceeding against such third party at its own expense and with counsel of its own choosing. Pharmasset shall keep RFSP informed as to the prosecution of any such action or proceeding. No settlement, consent judgment or other voluntary final disposition of any action which adversely affects RFSP’s rights in the Licensed RFSP Patents or Licensed RFSP Technology may be entered into without RFSP’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. RFSP shall have the right to participate in any such action or proceeding at its own expense and with counsel of its choosing, subject to Pharmasset’s consent as to such counsel, which consent shall not be unreasonably withheld, conditioned or delayed. Any recovery obtained by Pharmasset as a result of any such action or proceeding, by settlement or otherwise, shall be applied in the following order of priority: (A) first, to reimburse each Party for all costs and expenses in connection with such action or proceeding paid by that Party and not otherwise recovered (on a pro rata basis based on each Party’s respective litigation costs, to the extent the recovery was less than all such litigation costs); and (B) the remainder of the recovery shall be retained by Pharmasset, except that if any portion of the recovery amount corresponds to compensatory economic losses (as opposed to punitive or exemplary losses), RFSP shall be entitled to a percentage of such portion, which percentage shall be equal to the amount which would have been paid as royalties under the provisions of Article 5 had the infringing party been duly sublicensed by Pharmasset.

(ii) In the event that Pharmasset elects not to pursue an infringement action or proceeding referred to in clause (i) above within sixty (60) days after receipt of the corresponding Infringement Notice, upon written notice to Pharmasset by RFSP, RFSP shall have the right and option (but not the obligation), at its expense and with counsel of its own choosing, to bring an infringement action or proceeding against the applicable third party. RFSP shall keep Pharmasset informed as to the prosecution of any such action. No settlement, consent, judgment or other voluntary final disposition of any action which adversely affects Pharmasset’s rights in the Licensed RFSP Patents or Licensed RFSP Technology Rights may be entered into without the consent of Pharmasset, which consent shall not be unreasonably withheld, conditioned or delayed. Pharmasset shall have the right to participate in any such action at its own expense and with counsel of its choosing, subject to RFSP’s consent as to such counsel, which consent shall not be unreasonably withheld. Any recovery obtained by RFSP as a result of any such action or proceeding, by settlement or otherwise, shall be applied in the following order of priority: (A) first, to reimburse each Party for all costs and expenses in connection with such action or proceeding paid by that Party and not otherwise recovered (on a pro rata basis based on each Party’s respective litigation costs, to the extent the recovery was less than all such litigation costs); and (B) the remainder of the recovery shall be retained by RFSP.

(c) Licensed University Patents. Notwithstanding anything to the contrary contained herein, Pharmasset acknowledges and agrees that the matters referred to in this Section 11.7(c) are subject to the terms and conditions of the University License Agreement. With respect to infringement of the Licensed University Patents, Pharmasset, at its election from time to time as relevant instances of infringement may arise, shall have the right to act on RFSP’s behalf in exercising RFSP’s rights under Article 8 of the University License Agreement (including rights to any applicable recovery amounts). RFSP shall notify the Universities of Pharmasset’s election, and Pharmasset shall keep RFSP updated as to the progress of any actions or proceedings, or discussions with the Universities. To the extent Pharmasset has elected to exercise RFSP’s rights with respect to one or more Licensed University Patents, Pharmasset shall also assume any corresponding responsibilities for costs and expenses, and for undertaking any actions, as required of RFSP under Section 8 of the University License Agreement. Subject to the University License Agreement, any recovery obtained by Pharmasset as a result of any such action or proceeding, by settlement or otherwise, and after the retention of any amounts by the Universities to which it is entitled under the University License Agreement, shall be applied in the following order of priority: (A) first, to reimburse each Party for all costs and expenses in connection with such action or proceeding paid by that Party and not otherwise recovered (on a pro rata basis based on each Party’s respective litigation costs, to the extent the recovery was less than all such litigation costs); and (B) the remainder of the recovery shall retained by Pharmasset.

(d) Joint Action. Notwithstanding anything to the contrary herein, the Parties may mutually agree to institute and prosecute actions jointly with respect to infringement of the Licensed RFSP Patents or Licensed RFSP Technology and subject to the terms of University License Agreement, with respect to the Licensed University Patents. In the event that the Parties agree to institute and prosecute actions jointly, the Parties shall cooperate in good faith in the litigation of such action or proceeding using such counsel as they may mutually agree, shall share the expense of such action or proceeding in accordance with such proportionate share as the Parties may mutually agree, and otherwise conduct the litigation of such action or proceeding in accordance with such other arrangements as the parties may mutually agree. Neither Party shall enter into any settlement, consent, judgment or other voluntary final disposition of any such an action or proceeding which adversely affects the other Party’s rights in the Licensed Patents or Licensed Technology Rights without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Any recovery obtained as a result of any such action or proceeding, by settlement or otherwise, shall be applied in the following order of priority: (A) first, to reimburse each Party for all costs and expenses in connection with such action or proceeding paid by that Party and not otherwise recovered (on a pro rata basis based on each Party’s respective litigation costs, to the extent the recovery was less than all such litigation costs); and (B) the remainder of the recovery shall be shared based on each Party’s respective contribution to the litigation costs.

(e) Cooperation. In any infringement action or proceeding undertaken by either Party as provided in this Section 11.7, the other Party shall, at the request of the Party bringing such action, reasonably cooperate in all respects and, to the maximum extent possible, including participating in such action as a named party, having its employees testify when requested and making available relevant records, papers, information, samples, specimens and the like. All costs of a Party incurred in connection with rendering cooperation under this Section 11.7 shall be paid by the requesting Party, subject to any reimbursement from recovery amounts in accordance with the provisions of Sections 11.7(b), 11.7(c) and 11.7(d).

ARTICLE 12

MISCELLANEOUS

12.1 Assignment. This Agreement may not be assigned or otherwise transferred (in whole or in part, whether voluntarily, by operation of law or otherwise) by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that such consent shall not be required if (a) the assignment is to an Affiliate, or (b) the assignment is in connection with the transfer or sale of all or substantially all of the transferor’s business to which this Agreement relates (whether by asset sale, merger, consolidation, or similar transaction), provided that (i) the assigning Party notifies the other Party in advance of such assignment and provides the identity of the proposed assignee, and (ii) the assigning Party expressly agrees in writing to remain financially liable in full for the actions or inactions of such assignee. This Agreement shall be binding upon the permitted successors and assigns of the Parties.

12.2 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.3 Force Majeure. Neither Party shall be liable to the other Party for loss or damages, or shall have any right to terminate this Agreement for any default or delay attributable to any Force Majeure, provided that the Party affected gives prompt notice of any such cause to the other Party. The Party giving such notice shall thereupon be excused from such of its obligations hereunder for so long as it is thereby disabled from performing such obligations; provided, however, that such affected Party promptly commences and continues to use its Commercially Reasonable Efforts to cure such disablement as soon as practicable.

12.4 Notices. Notices to Pharmasset shall be addressed to:

Pharmasset, Inc.

303-A College Road East

Princeton, New Jersey 08540

Attention: Legal Affairs

Facsimile No.: (609) 613-4150

with a copy to:

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, New Jersey 08540

Attention: Randall B. Sunberg

Facsimile No.: (609) 919-6701

Notices to RFSP shall be addressed to:

RFS Pharma LLC

2881 Peachtree Road N.E.

Unit 2204

Atlanta, Georgia 30305

Attention: Dr. Raymond F. Schinazi

Facsimile No.: (404) 728-7726

with a copy to:

Dechert LLP

30 Rockefeller Plaza

New York, NY 10112

Attention:	David S. Rosenthal
David E. Schulman

Facsimile No.: (212) 698-3599

Either Party may change the address to which notices shall be sent by giving notice to the other Party in the manner herein provided. Any notice required or provided for by the terms of this Agreement shall be in writing and shall be (a) sent by registered or certified mail, return receipt requested, postage prepaid, (b) sent via a reputable overnight courier service, or (c) sent by facsimile transmission, in each case properly addressed in accordance with the paragraphs above. The effective date of any notice shall be the actual date of receipt by the Party receiving the same.

12.5 Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

12.6 Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

12.7 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts and such counterparts taken together shall constitute one and the same agreement. This Agreement may be executed by facsimile signatures, which signatures shall have the same force and effect as original signatures.

12.8 Descriptive Headings. The descriptive headings of this Agreement are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

12.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws in effect in the State of Georgia, without giving effect to any choice of law provisions thereof. Each Party hereby submits itself for the purpose of this Agreement and any controversy arising hereunder to (a) the exclusive jurisdiction of and venue in the state and federal courts located in the State of Georgia, and any courts of appeal therefrom, in the event that Pharmasset initiates such litigation, or (b) the exclusive jurisdiction of and venue in the state and federal courts located in the State of New York, and any courts of appeal therefrom in the event that RFSP initiates such litigation, and each Party waives any objection on the grounds of lack of jurisdiction (including, without limitation, venue) to the exercise of such jurisdiction over it by any such courts.

12.10 Disputes. In the event of a dispute between the Parties, such dispute shall be separately negotiated by the Parties hereto in good faith and all reasonable efforts undertaken to settle amicably such matters before resorting to further legal recourse, as set forth in the remainder of this Section 12.10. Upon the occurrence of a dispute between the Parties, including, without limitation, any breach of this Agreement or any obligation relating thereto, the matter shall be referred first to the officers of RFSP and Pharmasset having responsibility for the subject matter of the dispute, or their designees. The officers, or their designees, as the case may be, shall negotiate in good faith to resolve such dispute in a mutually satisfactory manner for up to thirty (30) days. If such efforts do not result in mutually satisfactory resolution of the dispute, the matter shall be referred to the chief executive officers of RFSP and Pharmasset, or their designees. The chief executive officers, or their designees, as the case may be, shall negotiate in good faith to resolve such dispute in a mutually satisfactory manner for up to thirty additional (30) days, or such longer period of time to which the chief executive officers may agree.

12.11 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid, illegal or unenforceable provisions which valid provisions in their economic effect are sufficiently similar to the invalid, illegal or unenforceable provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalid, illegal or unenforceable provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid, illegal or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, illegal or unenforceable provisions.

12.12 Entire Agreement of the Parties. This Agreement, together with the exhibits hereto, constitute and contain the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements whether oral or written, between the Parties respecting the subject matter hereof and thereof.

12.13 Independent Contractors. The relationship between the Parties created by this Agreement is one of independent contractors and neither Party shall have the power or authority to bind or obligate the other except as expressly set forth in this Agreement.

12.14 Compliance with Export Regulations. None of the Parties shall export any technology licensed to it by the other Party under this Agreement, except in compliance with United States export laws and regulations.

12.15 Expenses. Unless otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party which shall have incurred the same and the other Party shall have no liability relating thereto.

12.16 Limitation of Liabilities. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, EXCEPT AS MAY BE THE CASE UNDER ARTICLE 9 ABOVE WITH RESPECT TO INDEMNIFICATION FOR THIRD PARTY CLAIMS, NO PARTY WILL BE LIABLE TO ANY OF THE OTHER PARTIES FOR PUNITIVE, EXEMPLARY, SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION LOST PROFITS, BUSINESS OR GOODWILL) ATTRIBUTABLE TO ANY BREACH OR DEFAULT BY SUCH PARTY UNDER THIS AGREEMENT. THIS LIMITATION SHALL SURVIVE ANY FAILURE OF THE ESSENTIAL PURPOSE OF A LIMITED OR EXCLUSIVE REMEDY SET FORTH HEREIN.

12.17 Bankruptcy. All rights and licenses granted pursuant to this Agreement are, for purposes of Section 365(n) of Title 11 of the United States Code or any foreign equivalents (“Title 11”), license of rights to “intellectual property” as defined in Title 11. Each Party agrees that, in the event of the commencement of bankruptcy proceedings by or against the other Party under Title 11, each Party as applicable shall retain and may fully exercise all of such licensed rights under this Agreement and all of its rights and elections under Title 11.

12.18 No Third Party Beneficiaries. No person or entity other than the Parties hereto and their respective Affiliates, successors and permitted assigns shall be deemed an intended beneficiary hereunder or have any right to enforce any obligation of this Agreement.

12.19 No Strict Construction. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Agreement as of the Effective Date.

PHARMASSET, INC.

By:	/s/ P. Schaefer Price
P. Schaefer Price
President and CEO

RFS PHARMA LLC

By:	/s/ Raymond Schinazi
Dr. Raymond F. Schinazi
Executive Director

SIGNATURE PAGE TO LICENSE AGREEMENT

Exhibit A

Report Information

1.	Country Sold In
2.	Product Number
3.	Units Sold
4.	Net Selling Price
5.	Extended Sales Dollars or Foreign Currency
6.	Lease or Rental Revenue (if applicable)
7.	Total Revenue Subject to Royalty
8.	Wall Street Journal Conversion Rate (if applicable)
9.	Converted US Dollars (if applicable)
10.	Minimum Royalty Due (if applicable)
11.	Sublicense Income (all sources)
12.	Sublicense Royalty Rate
13.	Sublicense Royalty Due
14.	Total Royalty Due
15.	Direct Royalty Payment to Universities (if applicable)
16.	Names and Addresses of all Sublicenses

Exhibit B

Redacted Form of University License Agreement

8/1/05

Redacted Copy

Execution Copy

LICENSE AGREEMENT

among

UNIVERSITY OF GEORGIA RESEARCH FOUNDATION, INC.

and

EMORY UNIVERSITY

and

RFS PHARMA LLC

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

Article 1.	Definitions	2

Article 2.	Grant of License	7

Article 3.	Diligence and Commercialization	9

Article 4.	Consideration for License	10

Article 5.	Reports and Payments	15

Article 6.	Records	16

Article 7.	Patent Prosecution	16

Article 8.	Abatement of Infringement	18

Article 9.	Confidentiality	19

Article 10.	Limited Warranty, Merchantability and Exclusion of Warranties	20

Article 11.	Damages, Indemnification, and Insurance	21

Article 12.	Term and Termination	22

Article 13.	Assignment	25

Article 14.	Arbitration	25

Article 15.	Miscellaneous	25

Article 16.	Notices	27

Exhibit A.	[***] Patents

Exhibit B.	Licensee’s Development Plan

Exhibit C.	[RFS PHARMA REDACTED] Patents

Exhibit D.	UNIVERSITIES Patents

Exhibit E.	DAPD Sponsor’s Responsibilities

Exhibit F.	[RFS PHARMA REDACTED]

Exhibit G.	Details to be Included in Royalty Reports

- i -

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

THIS LICENSE AGREEMENT (hereinafter referred to as the “License Agreement”) is made and entered into as of this 29th day of October, 2004, (hereinafter referred to as the “Effective Date”) by and among the UNIVERSITY OF GEORGIA RESEARCH FOUNDATION, INC., a nonprofit Georgia corporation with offices located in the Boyd Graduate Studies Research Center, Athens, Georgia 30602-7411, U.S.A. (hereinafter referred to as “UGARF”), EMORY UNIVERSITY, a nonprofit educational institution with offices located at 1784 N. Decatur Road, Suite 130, Atlanta, Georgia 30322, U.S.A. (hereinafter referred to as “EMORY”), and RFS PHARMA LLC, a Georgia limited liability company with offices at 1795 Peachtree Rd. N.E, Atlanta, GA 30309, U.S.A. (hereinafter referred to as “LICENSEE”).

WITNESSETH

WHEREAS, UGARF is the assignee of all right, title, and interest in inventions developed by employees of The University of Georgia (hereinafter referred to as “UGA”) and is responsible for the protection and commercial development of such inventions; and

WHEREAS, EMORY is the assignee of all right, title, and interest in inventions developed by employees of EMORY and is responsible for the protection and commercial development of such inventions; and

WHEREAS, UGARF and EMORY (hereinafter collectively referred to as “UNIVERSITIES”) have jointly developed certain inventions related to dioxlanyl purines and dioxolane thymine (the “Licensed Compounds”, as defined below) and their use in human medicine; and

WHEREAS, certain dioxolanyl purines were the subject of a license agreement between UNIVERSITIES and [***], such license being assigned to [***] when [***] acquired [***]; and

WHEREAS, said license agreement was terminated by [***] effective March 15, 2004, and subject to a [RFS PHARMA REDACTED] UNIVERSITIES received and will receive certain data and documents related to the clinical development of DAPD and certain rights under DAPD-related patents owned by [***]; and

WHEREAS, UNIVERSITIES have acquired additional rights related to certain dioxolanyl purines under a settlement and license agreement with [RFS PHARMA REDACTED] and have the right to sublicense such acquired rights, subject to certain approval rights of [RFS PHARMA REDACTED]; and

WHEREAS, UNIVERSITIES wish to have the Licensed Compounds further developed and made available in commerce for use by the public; and

WHEREAS, LICENSEE, an EMORY/UGARF faculty start-up company, represents that it has the necessary expertise and ability to obtain resources to fully develop and commercialize the Licensed Compounds; and

WHEREAS, LICENSEE wishes to obtain certain rights to pursue the development and commercialization of the Licensed Compounds; and

WHEREAS, UNIVERSITIES wish to grant LICENSEE such rights in accordance with the terms and conditions of this Agreement;

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

NOW, THEREFORE, for and in consideration of the mutual covenants and the premises herein contained, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1.     DEFINITIONS

The following terms as used herein shall have the following meaning:

1.1. “Affiliates” in addition to the meaning defined in Section 2.2, shall mean any corporation, partnership or other business entity which is directly or indirectly controlled by a party or any entity which directly or indirectly controls a party . “Controls” as used herein means owns directly or indirectly at least fifty percent (50%) of the voting shares. A “Designated Affiliate” is an Affiliate of LICENSEE that obtains from or through LICENSEE, and by virtue of LICENSEE’s designation from time to time, rights in or under any of the licenses granted herein to LICENSEE.

1.2. “Agreement” or “License Agreement” shall mean this Agreement, including all EXHIBITS attached to this Agreement.

1.3. “Combination Product” shall mean a Licensed Product incorporating one or more compounds within the Licensed Compounds and one or more additional active ingredient(s) that is not a Licensed Compound. Except as may be restricted by [RFS PHARMA REDACTED], where such Section 2.3 is applicable, UNIVERSITIES acknowledge that LICENSEE is not prohibited by any limitation of the licenses granted hereunder from making, using, selling, offering for sale, or importing Combination Products that contain one or more of the following compounds (each an “Listed Active Agent”): [***], [RFS PHARMA REDACTED] and any compound that is sold by [RFS PHARMA REDACTED] or its “Affiliates”, as such term is defined in the [RFS PHARMA REDACTED], and/or licensees or sublicensees or is covered by any patent(s) or patent application(s) owned or controlled by, or licensed to, [RFS PHARMA REDACTED] or its “Affiliates”, as such term is defined in the [RFS PHARMA REDACTED]. However, LICENSEE acknowledges that the licenses granted under this Agreement do not give LICENSEE the affirmative right or license to make, have made, use, import, offer for sale or sell products that contain any of the Listed Active Agents, and that if LICENSEE or its Designated Affiliates or sublicensees desire to do so, it or they may need to obtain rights to such Listed Active Agent(s) under separate agreements and/or from third parties.

1.4. “Development Data” shall mean any data, charts, studies, summaries, analyses, reports, regulatory correspondence and documents, know-how and other information created, generated or discovered in connection with LICENSEE’s Development Plan or any other pre-clinical studies or clinical trials or studies of the Licensed Product(s) conducted by or on behalf of LICENSEE or Designated Affiliate.

1.5. “FDA” shall mean the United States Food and Drug Administration.

1.6. “Field of Use” shall mean all therapeutic and preventative uses of Licensed Compounds for any indication or purpose, including without limitation the prevention and treatment of human immunodeficiency virus (HIV-1 and HIV-2) and hepatitis B virus (HBV).

1.7. “[***] Patents Rights” shall mean the rights under the [***] Patents granted to UNIVERSITIES [RFS PHARMA REDACTED].

1.8. “[***] Patents” shall mean the patent applications and patents owned by [***] identified in EXHIBIT A to which certain rights have been granted to UNIVERSITIES [RFS PHARMA REDACTED].

1.9. “IND” shall mean an Investigational New Drug application filed with the FDA or a counterpart application with a regulatory authority of a Major Markets country other that the U.S.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

1.10. “Indemnitees” shall mean UNIVERSITIES, UNIVERSITIES’ agents, officers and directors, UGA, UGA’s employees, EMORY’S trustees and employees, and the Inventors, and their heirs, executors, administrators, and legal representatives.

1.11. “Inventors” shall mean the named EMORY and UGA inventors listed on the Licensed Patents.

1.12. “License Agreement Year” shall mean the period from July 1 through June 30 of each year during the term of this Agreement.

1.13. “Licensed Compounds” shall mean:

(a) Amdoxovir, (-)-ß-D-2,6-diaminopurine dioxolane (hereinafter “DAPD”) (“amdoxovir” being the international non-proprietary name for such compound);

(b) (i)	[***]:

[***]

[***]; and

(ii)	[***]; and

(iii)	[***]; and

(iv)	[***];

(v)	[***]; and

(vi)	[***]; and

(c) Dioxolane thymine compounds as disclosed in [***] or in [***] (hereinafter “DOT”), including their [***]-derivatives; any and all salts, esters, racemic mixtures and stereoisomers, and purified enantiomers of any of the foregoing; and any and all polymorphs, hydrates and solvates of any of the foregoing.

1.14. “Licensed Patents” shall mean the UNIVERSITIES Patents, [RFS PHARMA REDACTED] (subject to the approval of LICENSEE as a sublicensee by [RFS PHARMA REDACTED]), and [***] Patents.

1.15. “Licensed Patents Rights” shall mean the rights granted under the Licensed Patents to LICENSEE under this Agreement.

1.16. “Licensed Product(s)” shall mean any process, service, or product involving the manufacture, use, sale, or import of one or more compounds within the Licensed Compounds, including any pharmaceutical product containing one or more Licensed Compounds as active ingredients, alone or in combination with other active ingredients, which is covered by a Valid Claim or incorporates or uses any Licensed Technology. “DAPD Licensed Products” are Licensed Products that involve the DAPD Licensed Compound; “Other Dioxolanyl Purine Licensed Products” are Licensed Products other than DAPD Licensed Products that involve one or more Other Dioxolanyl Purine Licensed Compounds. “DOT Licensed Products” are Licensed Products other than DAPD Licensed Products and/or Other Dioxolanyl Purine Licensed Products that involve DOT Licensed Compounds.

1.17. “Licensed Technology” shall mean all formulations, designs, technical information, know-how, knowledge, data, specifications, test results and other information, whether or not patented or patentable, which are (a) known to the Inventors on the date of the License Agreement and are useful for the development, manufacture, use, commercialization, or sale of any Licensed Product, or (b) known to the Inventors and relate to any improvements described in Section 1.28 or, (c) [RFS PHARMA REDACTED] copies of all toxicity, efficacy, and other data obtained by UNIVERSITIES from [***] related to DAPD and Other Dioxolanyl

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

Purines, including but not limited to data generated in the course of [***] efforts to develop DAPD or obtain governmental approval for the sale of DAPD, including IND 57,159 or other documents filed with any government agency, including cross-references of all preclinical, CMC, clinical trial data and filings.

1.18. “Licensed Territory” shall mean the world.

1.19. “LICENSEE’s Development Plan” shall mean EXHIBIT B of this Agreement, as the same may be reasonably amended from time to time by LICENSEE, consistent with this Agreement.

1.20. “Major Markets” shall mean Japan, the United States, China, Germany, France, Great Britain, Italy, and Spain.

1.21. “Net Sales” of Licensed Products shall mean the gross amounts paid to LICENSEE or its Designated Affiliates by a purchaser of a Licensed Product in a Sale, less the following deductions: a) customary trade, quantity and cash discounts, rebates, charge backs and retroactive price reductions actually allowed and taken; b) credits actually given for rejected or returned Licensed Products; c) freight and insurance costs, if separately itemized on the invoice paid by the customer; and d) excise taxes and customs duties included in the invoiced amount. Where a Sale is deemed consummated by disposition of Licensed Products for other than a selling price stated in cash, the term “Net Sales” shall be determined by using the average gross selling price billed by LICENSEE or its Designated Affiliates in consideration of Sales of comparable Licensed Products during the three (3) month period immediately preceding such Sale, and deducting estimated average amounts as described in clauses (a) – (d). If no Sales of Licensed Products have occurred in the preceding three (3) months, then the parties shall, in good faith, negotiate the cash value of such Sale for purposes of this provision. In the event that the parties cannot agree on the Net Sales for such purpose within thirty (30) days of beginning such negotiations, it shall be determined by a mutually agreeable qualified appraiser.

“Net Sales” with respect to any Combination Product shall be determined by multiplying the gross selling price, or gross lease or rental payment, paid to LICENSEE or its Designated Affiliates by a purchaser of a Combination Product by the fraction [A/(A+B)], where A is the average sale price of the Licensed Product when sold separately in finished form and B is the average sale price of the additional active ingredient sold separately in finished form, as shown by the following formula:

Net Sales =	[ A ] [ (A+B) ]	x	[the gross selling price, or gross lease or rental payment of the ]
[Combination Product, less deductions as described in clauses (a)-(d) ]

In the event that such average sale price cannot be determined for either the Licensed Product or for the other active ingredient within the Combination Product, Net Sales for purposes of determining royalties on sales of the Combination Product shall be as mutually agreed upon by UNIVERSITIES and LICENSEE based upon the relative value contributed by each active component of the Combination Product.

1.22. “Proprietary Information” shall mean that information of LICENSEE or of UNIVERSITIES (including UGA for the purposes of this Section and Article 9), as the case may be, that is not generally known to the public and subject to protection under recognized legal principles. The specific terms, prices and conditions contained in this Agreement shall be considered part of the Proprietary Information, and each of LICENSEE and UNIVERSITIES shall be considered a “receiving party” as to such terms, prices and conditions. The specific terms, prices and conditions contained in any subsequent sublicense and/or Designated Affiliate agreements related to this License Agreement shall be considered part of the Proprietary Information, and UNIVERSITIES shall be considered the “receiving party” as to such terms, prices and conditions. The parties acknowledge that disclosure of the existence of this License Agreement and its general subject matter, or the existence or general subject matter of any subsequent sublicense and/or Designated Affiliate agreements related to this License Agreement, the identities of Designated Affiliates or sublicensees, and reports of income received by UNIVERSITIES pursuant to this License Agreement are not disclosures of Proprietary Information.

1.23. “Sale” or “Sold” shall mean the sale, transfer, exchange, or other disposition of Licensed Products. Sales of Licensed Products shall be deemed consummated upon the first to occur of: (a) receipt of payment from the purchaser; (b) delivery of Licensed Products to the purchaser or a common carrier; (c) release of Licensed Products from consignment; or (d) if otherwise transferred, exchanged, or disposed of, whether by gift or otherwise, when such transfer, exchange, gift, or other disposition occurs. None of: (a) the provision of Licensed Products at or below their cost of production and distribution, prior to the approval of Licensed Products in a country and pursuant to a requirement issued by the appropriate governmental agency in that country, (b) the provision of Licensed Products at or below the costs of their production and distribution pursuant to a requirement issued by a governmental agency or otherwise for consumption by or administration to persons for humanitarian purposes or compassionate use, (c) the provision of Licensed Products at or below their cost of production and distribution for use in bona fide research and development, including but not limited to preclinical and clinical trials, nor (d) the provision of samples in reasonable quantities without charge for promotional purposes, shall be deemed a Sale for the purposes of this Agreement.

1.24. [RFS PHARMA REDACTED]

1.25. [RFS PHARMA REDACTED]

1.26. [RFS PHARMA REDACTED]

1.27. [RFS PHARMA REDACTED] as EXHIBIT F.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

1.28. “UNIVERSITIES Patents” shall mean (a) the patent applications and patents identified in EXHIBIT D hereof, together with all divisionals, continuations, continuations-in-part (to the extent that the claimed subject matter of such continuations-in-part is disclosed and enabled in the parent application), reissues, reexaminations and foreign counterparts of such applications or patents. It is the parties’ intention that EXHIBIT D include all patents or patent applications owned by UNIVERSITIES as of the Effective Date that contain, whether as of the Effective Date or in the future, claims to a Licensed Compound as a compound, to processes for producing the Licensed Compound, to pharmaceutical compositions containing the Licensed Compound as a single active ingredient or in a Combination Product consistent with Section 1.3 herein, or to the use of the Licensed Compound in the Field of Use. Subject to any pre-existing rights of third parties, any UNIVERSITIES Patent that is, through inadvertence or otherwise, not listed in EXHIBIT D consistent with such intention shall nonetheless be deemed to be included in such list and the parties will in good faith update EXHIBIT D; (b) subject to any pre-existing rights of third parties, any applications or patents filed after the Effective Date on inventions conceived prior to the Effective Date (as evidenced in invention disclosures delivered to UNIVERSITIES on or before the Effective Date) and owned or controlled by UNIVERSITIES, with claims to a Licensed Compound as a compound, to processes for producing the Licensed Compound, to pharmaceutical compositions containing the Licensed Compound as a single active ingredient or in a Combination Product consistent with Section 1.3 herein, or to the use of the Licensed Compound in the Field of Use. The parties will in good faith update EXHIBIT D to include such applications or patents, and UNIVERSITIES shall notify LICENSEE at least annually (and more often within ten (10) business days after request from LICENSEE from time to time), as to whether or not any such updates are called for; and (c) any applications or patents filed after the Effective Date on improvements to any of the UNIVERSITIES Patents described in clause (a) or clause (b) of this section or to any of the [***] Patents or the [RFS PHARMA REDACTED], which have at least one Inventor as an inventor and are required by LICENSEE or its Designated Affiliates to make, use or sell Licensed Products, but only to the extent that UNIVERSITIES have the right to license such improvements and if such improvement is a chemical compound, only to the extent that such compound’s antiviral effect is exerted through its conversion to DXG, DOT or nucleotides of DXG or DOT; and (d) any [***] Patents and [RFS PHARMA REDACTED] that may be assigned to UNIVERSITIES after the Effective Date.

1.29. “UNIVERSITIES Patents Rights” shall mean all of the UNIVERSITIES’ rights, title and interest throughout the world in and to the UNIVERSITIES Patents.

1.30. “Valid Claim” shall mean an issued claim of any unexpired patent or claim of any pending patent application included among the Licensed Patents, which has not been held unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, which has not been rendered unenforceable through disclaimer or otherwise and which has not been lost through an interference proceeding.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

ARTICLE 2.                     GRANT OF LICENSE

2.1. License. Subject to the terms of this License Agreement, UNIVERSITIES hereby grant to LICENSEE:

(a) the exclusive right and license under the UNIVERSITIES Patents Rights and Licensed Technology to make, have made, develop, use, import, offer for sale, and sell Licensed Products in the Field of Use in the Licensed Territory during the term of this Agreement; and

(b) subject to [RFS PHARMA REDACTED] approval of LICENSEE as a substitute sublicensee under the [RFS PHARMA REDACTED], the exclusive right and sublicense under the [RFS PHARMA REDACTED] to make, have made, develop, use, import, offer for sale, and sell Licensed Products in the “Field of Use” (as that term is defined in the [RFS PHARMA REDACTED]) in the Licensed Territory during the term of this Agreement; and

(c) the exclusive right and sublicense to the UNIVERSITIES rights under the [***] Patent Rights to make, have made, develop, use, import, offer for sale, and sell Licensed Products in the Field of Use in the Licensed Territory during the term of this Agreement.

The grant of rights under this Agreement does not extend to any rights that are not owned by or that have not been transferred to UNIVERSITIES.

2.2. Affiliate and Joint Venture Rights. LICENSEE shall have the right to designate one or more of its Affiliates from time to time to allow such “Designated Affiliate” to obtain, through such designation, the rights to exercise the licenses to LICENSEE hereunder, or any one or more of such licensed rights. LICENSEE shall inform UNIVERSITIES when all or part (and if so, which part(s)) of the rights granted herein become granted to a Designated Affiliate and the identity of such Designated Affiliate within thirty (30) days of such occurrence. If LICENSEE forms a company or venture [RFS PHARMA REDACTED] or otherwise, where LICENSEE or [***] is initially a [***] percent ([***]%) or more equity owner, then such company or venture shall be considered an Affiliate of LICENSEE and therefore shall be entitled to become a Designated Affiliate upon designation by LICENSEE and subject to the obligations of a Designated Affiliate under the License Agreement, including not being considered LICENSEE’s sublicensee for purposes of Sections 4.5 and 4.6 of this Agreement. LICENSEE shall remain responsible to UNIVERSITIES with respect to all the operations of its Designated Affiliate relevant to the use of Licensed Products under this License Agreement, including the provision of reasonable commercial efforts in the development, manufacture, registration and launch of the Licensed Product, the making of any payments or reports under this License Agreement, the provision of indemnities and the provision of insurance and compliance with applicable law.

2.3. Retained License. UNIVERSITIES retain on behalf of themselves and UGA, and any research collaborators for any non-profit organization, a royalty-free right and license to make and use Licensed Products and to practice Licensed Technology only for non-commercial research, educational and clinical uses.

2.4. Sublicenses. LICENSEE and its Designated Affiliates shall have the right to grant sublicenses consistent with, although not necessarily identical to, this Agreement. LICENSEE and its Designated Affiliates shall provide UNIVERSITIES copies of proposed sublicenses within ten (10) days prior to their execution. LICENSEE and its Designated Affiliates shall consider UNIVERSITIES’ comments on such sublicenses in good faith. In any case, any sublicense shall be in compliance with this License Agreement and, to the extent covering any [RFS PHARMA REDACTED], with section 2.2 of the [RFS PHARMA REDACTED], and shall be subject to rights, regulations, and laws of the federal government.

LICENSEE and its Designated Affiliates shall remain responsible to UNIVERSITIES with respect to all the operations of its sublicensees relevant to the use of Licensed Products under this License Agreement, including the provision of reasonable commercial efforts in the development, manufacture, registration and launch of the Licensed Product, the making of any payments under this License Agreement, the provision of indemnities and the provision of insurance and compliance with applicable law.

2.5. No Implied License. The license and right granted in this Agreement shall not be construed to confer any rights upon LICENSEE or its Designated Affiliates by implication, estoppel, or otherwise as to any technology not specifically identified in this Agreement as Licensed Patents Rights or Licensed Technology.

2.6. Government Rights. The UNIVERSITIES Patents, Licensed Technology, or portions thereof were developed with financial or other assistance through grants or contracts funded by the United States government. LICENSEE and its Designated Affiliates acknowledge that in accordance with Public Law 96-517 and other statutes, regulations, and Executive Orders as now exist or may be amended or enacted, the United States government has certain rights in, and UNIVERSITIES and LICENSEE and its Designated Affiliates have certain obligations under the UNIVERSITIES Patents and Licensed Technology. LICENSEE and its Designated Affiliates shall take all action necessary to enable UNIVERSITIES to satisfy their obligations and shall take all actions necessary under any federal law or regulation relating to the UNIVERSITIES Patents or Licensed Technology. If the United States government should take action which renders it impossible or impractical for UNIVERSITIES to grant the rights and license, or which conditions or reduces the rights and licenses, granted herein to LICENSEE under this Agreement, UNIVERSITIES or LICENSEE may (in case of such impracticality or impossibility) terminate this Agreement upon reasonable prior notice or (in case of such conditioning or reduction) cause it to be equitably reformed upon reasonable prior notice to reflect such conditioned or reduced rights and licenses (including without limitation with respect to the value and price of such rights and licenses). LICENSEE and its Designated Affiliates shall not have any right to the return of any payments of any kind made by it to UNIVERSITIES prior to the date of such action.

ARTICLE 3.                    DILIGENCE AND COMMERCIALIZATION

3.1. Diligence and Commercialization. LICENSEE shall use commercially reasonable efforts, either directly or through Designated Affiliates or sublicensees, throughout the term of this Agreement to comply with LICENSEE’s Development Plan and to bring Licensed Products to market through a thorough, vigorous, and diligent program for exploitation of the right and license granted in this Agreement to LICENSEE, including development, testing and manufacturing, filing for or seeking regulatory approvals, and marketing and sales of at least one Licensed Product and to create, supply, and service in the Licensed Territory as extensive a market as reasonably possible, and shall include substantially similar diligence and commercialization terms in any sublicense agreement. In no instance shall LICENSEE’s, its Designated Affiliates’ and sublicensees’ commercially reasonable efforts be less than efforts customary in LICENSEE’s industry, subject to LICENSEE’s Development Plan. Upon request by either party, and at least annually, UNIVERSITIES and LICENSEE will periodically review LICENSEE’s commercial exploitation plans for the Licensed Patents Rights.

3.2. LICENSEE Clinical Trial Obligations. [RFS PHARMA REDACTED]

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

3.3. UNIVERSITIES’ Clinical Trial Obligations. [RFS PHARMA REDACTED]

3.4. LICENSEE Diligence Milestones. LICENSEE shall use commercially reasonable efforts to adhere to the following diligence milestones in the development of Licensed Products:

(a) For DAPD Licensed Product(s) and other Dioxolanyl Purine Licensed Product(s):

(i) LICENSEE shall secure sufficient funding for clinically developing and commercializing at least one Licensed Product. At a minimum, LICENSEE will commit [RFS PHARMA REDACTED].

(ii) LICENSEE will hire the necessary professionals as needed to fulfill obligations toward UNIVERSITIES, including regulatory/medical personnel, opinion leaders and/or consultants.

(iii) LICENSEE will diligently analyze all data and diligently pursue discussions with the FDA in an attempt to lift the partial hold [RFS PHARMA REDACTED]

(iv) [RFS PHARMA REDACTED]

(v) [RFS PHARMA REDACTED]

(b) For DOT Licensed Product(s):

(i) identification of the first Lead Candidate within three (3) years of the Effective Date of this Agreement;

(ii) LICENSEE shall file a first IND application with the FDA, or a counterpart application with a regulatory authority of a Major Markets country other than the U.S. for a Licensed Product for a first Indication within three (3) years of the identification of the first Lead Candidate; and

(iii) LICENSEE shall enter into a first Phase II clinical trial in a Major Markets country for a Licensed Product for a first Indication within [***] ([***]) years of filing the first IND application with the FDA or a counterpart application with a regulatory authority of a Major Markets country other than the U.S.,

(c) The time periods specified in this Section shall be tolled during any period or periods in which LICENSEE is, beyond its reasonable control, prevented from developing such product by government-imposed moratoriums, laws or rulings that would also prevent others generally from developing similar products, or by events of force majeure. LICENSEE shall notify UNIVERSITIES of its exercise of its right to toll such period or periods within thirty (30) days of the beginning of such toll. If at any time or times LICENSEE believes that it may not be able to meet any of the above time periods (whether or not due to factors described in the preceding sentence), it may so notify UNIVERSITIES in writing, but no later than three (3) months prior to the end of any of the above time periods, together with a reasonably detailed description of the factors or reasons why LICENSEE believes it should nevertheless continue to be considered in compliance with its diligence obligations under Sections 3.1 – 3.3 (and to have one or more Licensed Products in active development for purposes of Section 3.6), whereupon UNIVERSITIES and LICENSEE will over a period of at least three (3) months actively and in good faith attempt to reach agreement on extension(s) to such time period(s) as shall be reasonable in the circumstances.

(d) For the purposes of this Section 3.4, “Lead Candidate” shall mean any compound within the Licensed Compounds which has been developed to the Lead Candidate stage as described in LICENSEE’s Development Plan.

3.5. [RFS PHARMA REDACTED]

(a) [RFS PHARMA REDACTED]

(b) [RFS PHARMA REDACTED]

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

3.6. [RFS PHARMA REDACTED]

3.7. Performance by Designated Affiliates and Sublicensees. UNIVERSITIES agree that a Designated Affiliates’ or a sublicensee’s performance of its diligence obligations regarding a Licensed Product as set forth in the agreement with such Designated Affiliate or in the sublicense agreement shall be deemed to be performance by LICENSEE of its diligence obligations for such Licensed Product under this License Agreement, including, but not limited to, those set forth in Article 3 hereof. LICENSEE further agrees to attach copies of pertinent portions of this Agreement, as jointly redacted by LICENSEE and UNIVERSITIES, to executed sublicense agreements.

ARTICLE 4.                    CONSIDERATION FOR LICENSE

4.1. License Fee. As partial consideration for the license granted to LICENSEE under this Agreement, LICENSEE shall pay UNIVERSITIES a license fee of [***] dollars ($[***]) within [***] ([***])[***] of the Effective Date of this Agreement and an additional [***] dollars ($[***]) within [***] ([***])[***] of the Effective Date of this Agreement. The [***] ([***])[***] payment shall not be payable if the License Agreement has been terminated.

4.2. Equity Consideration. LICENSEE shall provide to UNIVERSITIES a founder’s position of LICENSEE’s equity equivalent to [***] percent ([***]%) of the original LICENSEE equity issued. For example, if the initial capitalization of LICENSEE consists of ten million (10,000,000) common shares, such equity shall be equal to [***] ([***]) common shares fully diluted, with each of Emory and UGARF holding [***] ([***]) common shares (or [***]%) and the inventor/founders of LICENSEE holding [***] ([***])common shares (or [***]%). LICENSEE will use commercially reasonable efforts to prepare an operating agreement and/or shareowners agreement within ninety (90) days after the Effective Date.

The founder shares to be owned by the UNIVERSITIES and the investor/founders will be of the same class. It is the intent that Emory and UGARF will have the right to convert their ownership interests in LICENSEE into an economically equivalent founder’s position in any joint venture entered into by LICENSEE to develop Licensed Products or any Designated Affiliate of LICENSEE whose business includes developing the Licensed Products with the proviso that if LICENSEE reserves any such rights to Licensed Products unto itself in connection with any such joint venture, Emory and UGARF will maintain a smaller founder’s equity position in LICENSEE based on the relative value of such reserved rights by LICENSEE, provided that this right shall be exercisable only once, and only as to one such venture, and only then if it is exercised within thirty (30) days of notice from LICENSEE to UNIVERSITIES of the opportunity. UNIVERSITIES’ rights to effect such a conversion may be conditioned, at LICENSEE’s option, upon UNIVERSITIES’ entering into reasonable buy-sell agreements providing for rights of first refusal in favor of LICENSEE in the event UNIVERSITIES desire to transfer their interests in such joint venture and for “drag along” rights covering UNIVERSITIES’ interest in the event LICENSEE desires to transfer its interest in such joint venture.

4.3. Royalties. As partial consideration for the license granted to LICENSEE under this Agreement, LICENSEE or Designated Affiliates shall pay UNIVERSITIES a royalty based on the Net Sales of all Licensed Products Sold by LICENSEE or such Designated Affiliates

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

during the term of this Agreement, if either the manufacture, use, Sale or import of the Licensed Product Sold occurs in a country in which there is a Valid Claim covering such Licensed Product. Such royalties payable to UNIVERSITIES shall be as follows:

(a) For sales of DAPD Licensed Products:

[RFS PHARMA REDACTED]

[RFS PHARMA REDACTED]

(b) For sales of DOT Licensed Products:

Percentage of Net Sales (Royalty Rate)	Annual Net Sales worldwide (Portion of the total Net Sales to which the applicable rate applies)
[***]%	<$[***] US dollars
[***]%	≥$[***] US dollars

As used in this clause (c), only DOT Licensed Products will be counted in determining the total Annual Net Sales.

Royalties shall be payable semi-annually as of June 30 and December 31 with respect to Sales during the preceding six (6) months in a country for the License Agreement Year in which the applicable Licensed Product is first launched on the commercial market in such country and for the next following License Agreement Year, and on a quarterly basis as of September 30, December 31, March 31, and June 30 of each License Agreement Year thereafter.

4.4. Minimum Royalties. LICENSEE or Designated Affiliates shall pay a one-time minimum royalty payment per full License Agreement Year for each Licensed Product after the first commercial sale of such Licensed Product in the first Major Markets country in accordance with the following schedule:

License Agreement Year 2	[***] dollars ($[***])
License Agreement Year 3	[***] dollars ($[***])
License Agreement Year 4	[***] dollars ($[***])
License Agreement Year 5 and thereafter	[***] dollars ($[***])

Licensed Products that contain the same active ingredient(s) will be considered a single “Licensed Product” for purposes of this provision, irrespective of variations in such Licensed Products’ dosage strengths, formulations or delivery forms, labeling, or otherwise.

The minimum royalty will be credited against any actual royalties due in that License Agreement Year.

Annual Minimum Royalties shall be paid until the date of expiration of the last to expire of the Licensed Patents in countries in which the Licensed Products covered by such Licensed Patents are being actively marketed, including any renewals or extensions thereof.

4.5. Sharing of Sublicensee Payments.

(a) Within thirty (30) days of receipt by LICENSEE or Designated Affiliates, LICENSEE or Designated Affiliates shall pay UNIVERSITIES a percentage of any non-royalty fees or payments paid to LICENSEE or a Designated Affiliate by a sublicensee as consideration for a sublicense grant under this Agreement, including but not limited to any initial licensing fees, milestone fees, maintenance fees, annual minimum royalty payments (it being understood that UNIVERSITIES shall not also be entitled to any payment under Section 4.5(b) in respect of Net Sales to which annual minimum royalty payments might relate) and premium equity payments, to the extent any such premium equity payment is directly attributable to the sublicense of the

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

Licensed Patents Rights, Licensed Compounds, and Licensed Technology. For purposes of this Agreement, premium equity payments shall mean the positive difference, if any, between the per share amount paid for equity in LICENSEE or Designated Affiliate by a sublicensee and the per share fair market value of said equity, multiplied by the number of shares purchased by said sublicensee. The per share fair market value of LICENSEE’s or Designated Affiliate equity shall be the per share amount paid by an investor to LICENSEE or a Designated Affiliate in the most recent round of financing within the six (6) month period immediately preceding an equity purchase by a sublicensee. If no round of financing occurred in the immediately preceding six (6) month period, the per share fair market value of LICENSEE’s or Designated Affiliate’s equity shall be agreed upon by the parties. In the event that LICENSEE and UNIVERSITIES cannot agree on a per share price within thirty (30) days of LICENSEE’s or Designated Affiliate’s receipt of such premium equity payments, said price shall be determined by a mutually agreeable qualified appraiser. In the event LICENSEE or Designated Affiliate owes UNIVERSITIES a portion of such premium equity payment, LICENSEE or Designated Affiliate shall have the option of remitting payment to UNIVERSITIES in the form of equity in LICENSEE or Designated Affiliate, as the case may be, with the per share market value of such equity determined as set forth above. Federal and research grants and other payments made in support of documented research, development, legal, patent or certification activities with respect to Licensed Products shall not be considered a non-royalty sublicensee payment under this License Agreement. The percentage of such non-royalty sublicensee payments payable to UNIVERSITIES under this section shall be as follows:

(i) For sublicenses consummated within [***] ([***])[***] of the Effective Date for the following Licensed Products:

DAPD Licensed Products: [RFS PHARMA REDACTED]

Other Dioxolanyl Purines Licensed Products: [RFS PHARMA REDACTED]

DOT Licensed Products: [***] percent ([***]%)

(ii) For sublicenses consummated after [***] ([***])[***] of the Effective Date for the following Licensed Products:

DAPD Licensed Products: [RFS PHARMA REDACTED]

Other Dioxolanyl Purines Licensed Products: [RFS PHARMA REDACTED]

DOT Licensed Products: [***] percent ([***]%)

(iii) For sublicenses that cover two or three of the categories of Licensed Products listed above, the applicable rate will be the highest rate stated in clause (i) or (ii) (as applicable) for the categories covered, and the rates stated above will not cumulate.

(b) Within thirty (30) days of receipt by LICENSEE or Designated Affiliates, LICENSEE or Designated Affiliates shall pay UNIVERSITIES a percentage of any royalties paid to LICENSEE or Designated Affiliates by a sublicensee as consideration for sublicense where such royalties are based on such sublicensee’s Sale of Licensed Product(s). The percentage of such sublicensee royalty payments payable to UNIVERSITIES under this section shall be as follows:

(i) For sublicenses consummated within [***] ([***])[***] of the Effective Date for any Licensed Product(s):

[***] percent ([***]%)

(ii) For sublicenses consummated after [***] ([***])[***] of the Effective Date for any Licensed Product(s):

[***] percent ([***]%)

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

Where LICENSEE or a Designated Affiliate receives a royalty in excess of [***] percent ([***]%) for sales of any Licensed Product(s) under any sublicense, the royalty rate stated above as payable to UNIVERSITIES by LICENSEE or Designated Affiliates with respect to such sublicense will increase by [***] percent ([***]%) of the difference, stated as a percentage, between [***] percent ([***]%) and said royalty in excess of [***] percent ([***]%). For example, if LICENSEE or a Designated Affiliate receives a royalty rate of [***] percent ([***]%) from a sublicensee, UNIVERSITIES shall receive a percentage of such royalties at the rate stated above plus an additional [***] percent ([***]%).

4.6. Sublicense Royalty Floor. Subject to Section 4.8, LICENSEE and Designated Affiliates agree that payments to UNIVERSITIES under Section 4.5(b) of this License Agreement in respect of royalties received by LICENSEE or Designated Affiliates from any sublicensee shall not be less than [***] percent ([***]%) of what would have been received by UNIVERSITIES had sublicensee Sales been made by LICENSEE or Designated Affiliates.

4.7. Milestone Payments. Milestone payments shall be paid by LICENSEE to UNIVERSITIES for [RFS PHARMA REDACTED] — Licensed Product developed by LICENSEE or its Designated Affiliates or sublicensees. Fifty percent of such milestone payments shall be paid within ninety (90) days and the remaining fifty percent (50%) shall be paid within twelve (12) months of achievement of the following milestone:

(a) [***] dollars ($[***]) upon approval of a New Drug Application by the FDA or a counterpart application with a regulatory authority of a Major Markets country other than the U.S., whichever occurs first.

In the event that such milestone is achieved by LICENSEE’s or Designated Affiliates’ sublicensee, such milestone payment shall be due within ninety (90) days of achievement of the milestone.

4.8. Royalty Stacking. Should LICENSEE or its Designated Affiliates be required to pay royalties to a third party based on its or any sublicensee’s manufacture, use, import or sale of Licensed Product(s ) subject to one or more patents of such third party (“Stacked Royalties”) and subject to the joint determination between UNIVERSITIES and LICENSEE about whether such royalty payments are required to manufacture, use, import or sell Licensed Product(s) (such approval of the UNIVERSITIES not to be unreasonably withheld or delayed), LICENSEE or Designated Affiliates may deduct [***] percent ([***]%) of such Stacked Royalties from the royalty payments due to UNIVERSITIES hereunder, but under no circumstance shall the royalty due hereunder be reduced by more than [***] percent ([***]%). Royalties payable by LICENSEE or its Designated Affiliates under the [RFS PHARMA REDACTED] shall not be considered as Stacked Royalties.

4.9. Reimbursement for Patent Expenses. LICENSEE shall reimburse UNIVERSITIES for their reasonable, unreimbursed out of pocket expenses incurred prior to the Effective Date for preparing, filing, prosecuting and maintaining the UNIVERSITIES Patents. Fifty percent (50%) of such reimbursement is to be completed within twelve (12) months of the Effective Date. The remaining fifty percent (50%) will be paid within twenty-four (24) months of the Effective Date. In the event that such unreimbursed prior expenses exceed [***] dollars ($[***]), LICENSEE shall reimburse such amount that is over $[***] within thirty (30) days of invoice. If any UNIVERSITIES Patents are to be added to EXHIBIT D following the Effective Date pursuant to clause (a) or clause (b) of Section 1.28, LICENSEE will, as to each such added UNIVERSITIES Patent, either: (a) reimburse UNIVERSITIES for their unreimbursed out of pocket expenses incurred prior to such addition to EXHIBIT D for preparing, filing, prosecuting and maintaining such UNIVERSITIES Patent or (b) notify UNIVERSITIES that LICENSEE will waive the addition of such UNIVERSITIES Patent to EXHIBIT D and such patent will not be subject to any license granted to LICENSEE hereunder.

LICENSEE shall reimburse UNIVERSITIES for all external out-of-pocket fees, costs, and expenses during the term of this Agreement reasonably incurred by UNIVERSITIES after the Effective Date in filing, prosecuting, and maintaining the UNIVERSITIES Patents in the Licensed Territory, which expenses are not required to be reimbursed by any other licensee. LICENSEE shall deliver such reimbursement to UNIVERSITIES within thirty (30) days after UNIVERSITIES, from time to time, notify LICENSEE of the amount of such fees, costs, and expenses which have been paid or incurred by UNIVERSITIES and provide copies of invoices with backup support.

4.10. Tax Payments.

(a) Each party hereto shall bear and pay any and all taxes duly imposed on it by any governmental authority.

(b) LICENSEE shall be entitled to deduct from its payments to UNIVERSITIES the amount of any withholding Taxes required to be withheld by LICENSEE to the extent LICENSEE pays to the appropriate governmental authority on behalf of UNIVERSITIES such Taxes and delivers to UNIVERSITIES documentary proof of payment of all such Taxes.

ARTICLE 5.                    REPORTS AND PAYMENTS

5.1. Payments. All payments required under this Agreement other than royalties shall be payable within sixty (60) days of the due date for each payment, except as specifically provided for herein. All payments due to UNIVERSITIES under this Agreement shall be made in person or via the United States mail or private carrier to the following address:

Director Office of Technology Transfer

Emory University

1784 North Decatur Road, Suite 130

Atlanta, Georgia 30322, USA

EMORY shall be responsible for distributing appropriate amounts to UGARF in accordance with any existing Inter-institutional Agreement between EMORY and UGARF.

If originating outside of the United States, payments shall be made by wire transfer to an account identified by EMORY and royalty reports shall be sent by facsimile or express courier to the Director, Office of Technology Transfer on the same date.

5.2. Progress Reports. Within thirty (30) days of December 31 of each License Agreement Year prior to the first commercial launch of a Licensed Product, LICENSEE will provide UNIVERSITIES with written progress report detailing the activities of LICENSEE and its Designated Affiliates and their sublicensees relevant to Article 3 herein and to LICENSEE’s Development Plan. In addition, LICENSEE will provide up to one additional progress report during each License Agreement Year prior to the first commercial launch of a Licensed Product if UNIVERSITIES specifically request LICENSEE to do so, by a written request given to LICENSEE during such License Agreement Year. Such interim progress report will be provided in writing within thirty (30) days following LICENSEE’S receipt of such request.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

5.3. Royalty Reports. Within sixty (60) days of December 31 and June 30 of the License Agreement Year in which a Licensed Product is first launched on the commercial market in a country and for the next following License Agreement Year, and within sixty (60) days of September 30, December 31, March 31, and June 30 of each License Agreement Year thereafter, and of the year following the termination or expiration of this Agreement, LICENSEE (or Designated Affiliate as the case may be) shall render a written report setting forth for the preceding calendar quarter or half-year (see Section 4.3) all applicable information specified in EXHIBIT G hereof with respect to such country.

Each royalty report shall be accompanied by the payment of all royalties due for the calendar quarter or half-year (see Section 4.3) in question. Any minimum royalty payment due under Section 4.4 shall accompany the report for the quarter or half-year ending on June 30 of the applicable License Agreement Year.

5.4. Currency Conversion. If any Licensed Product(s) are Sold for consideration other than United States dollars, the Net Sales of such Licensed Product(s) shall first be determined in the foreign currency of the country in which such Licensed Product(s) are Sold and then converted to United States dollars at a ninety (90)-day trailing average published by the Wall Street Journal (U.S. edition) for conversion of that foreign currency into United States dollars on the last day of the quarter for which such payment is due.

5.5. Interest. Payments required under this Agreement shall, if overdue, bear interest until payment at a per annum rate [***] percent ([***]%) above the average of the prime rate as published in the Wall Street Journal during the ninety (90) days immediately preceding the due date of such overdue payment. The payment of such interest shall not foreclose UNIVERSITIES from exercising any other rights they may have because any payment is late.

ARTICLE 6.                    RECORDS

6.1. Records of Sales. During the term of this Agreement and for a period of three (3) years thereafter, LICENSEE and its Designated Affiliates shall keep at its principal place of business true and accurate records of all Sales in accordance with generally accepted accounting principles in the respective country where such Sales occur and in such form and manner so that all royalties owed to UNIVERSITIES may be readily and accurately determined. LICENSEE shall furnish UNIVERSITIES copies of such records upon UNIVERSITIES’ request, which shall not be made more often than once per License Agreement Year.

6.2. Audit of Records. UNIVERSITIES shall have the right, from time to time at reasonable times during normal business hours through an independent certified public accountant, to examine the records of LICENSEE and its Designated Affiliates to include, but not be limited to, sales invoice registers, sales analysis reports, original invoices, inventory records, price lists, sublicense and distributor agreements, accounting general ledgers, and sales tax returns, in order to verify the calculation of any royalties payable under this Agreement. Such examination and verification shall not occur more than once each License Agreement Year and the calendar year immediately following termination of this Agreement. Unless otherwise agreed in writing by LICENSEE, the fees and expenses of performing such examination and verification shall be borne by UNIVERSITIES. If such examination reveals an underpayment by LICENSEE and/or its Designated Affiliates of more than five percent (5%) for any quarter examined, LICENSEE and/or its Designated Affiliates shall pay UNIVERSITIES the amount

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

of such underpayment plus interest and shall reimburse UNIVERSITIES for all reasonable expenses of the accountant performing the examination.

ARTICLE 7.                    PATENT PROSECUTION

7.1. Prosecution and Maintenance of UNIVERSITIES Patents. The prosecution and maintenance of the UNIVERSITIES Patents shall be the primary responsibility of UNIVERSITIES. UNIVERSITIES shall keep LICENSEE informed as to all developments with respect to UNIVERSITIES Patents. LICENSEE shall be copied on all patent office correspondence and afforded reasonable opportunities to advise UNIVERSITIES and cooperate with UNIVERSITIES in such prosecution and maintenance. In the event UNIVERSITIES desire to transfer the prosecution of any of the UNIVERSITIES Patents to new patent counsel, LICENSEE’s written consent shall be obtained prior to the commencement of such transfer, which consent shall not be unreasonably withheld. LICENSEE shall notify UNIVERSITIES of the countries in which LICENSEE wishes foreign patent applications to be filed. UNIVERSITIES may, at their own expense, file patent applications in those countries in which LICENSEE elects not to file national applications. Such non-elected countries will no longer be included in the Licensed Territory. If LICENSEE should fail to timely make reimbursement for patent expenses incurred under this paragraph as required in Section 4.9 of this Agreement, UNIVERSITIES, in addition to their other remedies under the Agreement, shall have no further obligation to prosecute or maintain such UNIVERSITIES Patents as LICENSEE fails to make timely reimbursement for. LICENSEE, upon ninety (90) days advance written notice to UNIVERSITIES, may advise UNIVERSITIES that it no longer wishes to pay expenses for filing, prosecuting or maintaining one or more UNIVERSITIES Patents. UNIVERSITIES may, at their option, elect to pay such expenses or permit such UNIVERSITIES Patents to become abandoned or lapsed without notice to LICENSEE. If UNIVERSITIES elect to pay such expenses, such patents shall not be subject to any license granted to LICENSEE hereunder. If UNIVERSITIES at any time desire to expressly abandon the prosecution or maintenance of any of the UNIVERSITIES Patents in any jurisdiction that are subject to any license granted to LICENSEE hereunder, [RFS PHARMA REDACTED], UNIVERSITIES shall give LICENSEE prior notice of such intention and afford LICENSEE the opportunity to assume responsibility for such applications or patents, as the case may be. If LICENSEE assumes such responsibility, UNIVERSITIES shall cooperate with all such activities as reasonably requested by LICENSEE, and LICENSEE will be entitled to deduct any patent expenses borne by the LICENSEE with respect to any patent resulting (or continuing) from such prosecution or maintenance by LICENSEE from royalties with respect to such applications and patents due UNIVERSITIES pursuant to Sections 4.3, 4.4 and 4.5 of this Agreement.

7.2. Prosecution and Maintenance of [RFS PHARMA REDACTED] and [***] Patents. The prosecution and maintenance of the [RFS PHARMA REDACTED] shall be the primary responsibility of [RFS PHARMA REDACTED] and the prosecution and maintenance of the [***] Patents shall be the primary responsibility of [***]. Consistent with UNIVERSITIES’ rights under [RFS PHARMA REDACTED], UNIVERSITIES, without forfeiting their own rights, shall extend any right they may have to comment upon the prosecution and maintenance of the [RFS PHARMA REDACTED] and the [***] Patents to LICENSEE. UNIVERSITIES shall promptly notify LICENSEE if either [RFS PHARMA

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

REDACTED] or [***] abandons or transfers any of the [RFS PHARMA REDACTED] or the [***] Patents, respectively, in sufficient time for LICENSEE to have a reasonable opportunity to comment upon UNIVERSITIES’ exercise of any rights they may have in such abandoned or transferred [RFS PHARMA REDACTED] or [***] Patents, and, in any situation in which UNIVERSITIES expressly choose not to exercise such rights, [RFS PHARMA REDACTED] UNIVERSITIES shall afford LICENSEE a reasonable opportunity for LICENSEE to do so at its expense, it being understood and agreed that LICENSEE will be entitled to the benefit of any right provided for under the [RFS PHARMA REDACTED] for either UNIVERSITY or LICENSEE to deduct any patent expenses borne by the LICENSEE with respect to any [RFS PHARMA REDACTED].

7.3. Extension of UNIVERSITIES Patents. LICENSEE may request that UNIVERSITIES have the normal term of any UNIVERSITIES Patents extended or restored under a country’s procedure of extending life for time lost in government regulatory approval processes, and the expense of same shall be borne in accordance with the terms of Section 4.9. LICENSEE shall assist UNIVERSITIES to take whatever action is necessary to obtain such extension. In the case of such extension, royalties pursuant to Article 4 hereof shall be payable until the end of the extended life of the patent. In the event that LICENSEE does not elect to extend UNIVERSITIES Patents, UNIVERSITIES may, at their own expense, effect the extension of such UNIVERSITIES Patents. If UNIVERSITIES elect to pay such expenses, such extended UNIVERSITIES Patents shall not be subject to any license granted to LICENSEE hereunder subsequent to the non-extended expiration date of such UNIVERSITIES Patents.

ARTICLE 8.                     ABATEMENT OF INFRINGEMENT

8.1. UNIVERSITIES Patents. [RFS PHARMA REDACTED]. LICENSEE and its Designated Affiliates or their sublicensees shall promptly inform UNIVERSITIES, and UNIVERSITIES shall promptly notify LICENSEE, of any suspected infringement of any Licensed Patents. UNIVERSITIES have not identified any current patent infringement activities in connection with the Licensed Patents. During the term of this Agreement, UNIVERSITIES and LICENSEE shall have the right to institute an action for infringement of the UNIVERSITIES Patents, and any [***] Patent assigned to UNIVERSITIES after the Effective Date, against such third party in accordance with the following:

(a) If UNIVERSITIES and LICENSEE agree to institute suit jointly, the suit shall be brought in both their names and the out of pocket costs thereof shall be borne by LICENSEE and any recovery shall first be used to reimburse all such out-of-pocket costs incurred by LICENSEE. Any recovery or settlement received by UNIVERSITIES and/or LICENSEE for punitive or exemplary damages shall be shared equally, and any other recovery or settlement received, including compensatory damages or damages based on a loss of revenues, shall be paid to LICENSEE, and LICENSEE shall pay to UNIVERSITIES an amount representing the royalty which would have been paid by LICENSEE on such amount in accordance with the provisions of Article 4 had such amount been accrued by LICENSEE as Sales. LICENSEE and UNIVERSITIES shall agree in good faith upon the manner in which they shall exercise control over such action. UNIVERSITIES may, if they so desire, also be represented by separate counsel of their own selection, the fees for which counsel shall be paid by UNIVERSITIES and first reimbursed from any recovery after reimbursement to LICENSEE as provided above in the event of joint suit;

(b) In the absence of agreement to institute a suit jointly, LICENSEE may institute suit and, where required by law, name UNIVERSITIES as plaintiffs. LICENSEE shall bear the entire cost of such litigation, including defending any counterclaims brought against UNIVERSITIES and paying any judgments rendered against UNIVERSITIES, and shall be entitled to retain the entire amount of any recovery or settlement, provided that any recoveries in excess of the costs of such litigation shall, the to extent awarded in lieu of reasonable royalties on sales of Licensed Products, be treated as if they were royalties from a sublicensee under Section 4.5 hereof; and

(c) In the absence of agreement to institute a suit jointly between UNIVERSITIES and LICENSEE and if LICENSEE decides not to join in or institute a suit, as provided in (a) or (b) above, LICENSEE shall promptly notify UNIVERSITIES of such decision and UNIVERSITIES may then institute suit and name LICENSEE as a plaintiff. The party(ies) instituting such suit shall bear the entire cost of such litigation and shall be entitled to retain the entire amount of any recovery or settlement.

8.2. LICENSEE’s rights to pursue third party infringement of the [RFS PHARMA REDACTED] shall be as described in [RFS PHARMA REDACTED].

8.3. Should either UNIVERSITIES or LICENSEE commence a suit under the provisions of this Article and thereafter elect to abandon such suit, the abandoning party(ies) shall give timely notice to the other parties who may, if they so desire, continue prosecution of such suit, provided that the sharing of expenses and any recovery in such suit shall be as agreed upon between UNIVERSITIES and LICENSEE.

ARTICLE 9.                    CONFIDENTIALITY

9.1. Neither LICENSEE nor UNIVERSITIES shall, without the express written consent of the other, for any reason or at any time either during or subsequent to the term of this Agreement disclose to third parties any Proprietary Information of the other. This obligation of nondisclosure shall not extend to information:

(a) which the receiving party can demonstrate through documentation to have been within its legitimate possession prior to the time of disclosure of such information to it by the disclosing party;

(b) which was in the public domain prior to disclosure hereunder, as evidenced by documents published prior to such disclosure;

(c) which, after disclosure hereunder, comes into the public domain through no fault of the receiving party; or

(d) which is disclosed to the receiving party by a third party having legitimate possession of the information and the unrestricted right to make such disclosure.

9.2. Notwithstanding Section 9.1, LICENSEE shall be entitled to disclose UNIVERSITIES’ Proprietary Information to the extent that such disclosure:

(a) is required by law or by order of any court or administrative body;

(b) is made under conditions of confidentiality to LICENSEE’s Designated Affiliates or sublicensees or its or their advisors;

is made to [RFS PHARMA REDACTED] or other third party in connection with the negotiation, formation, or operation of a sublicense of the Licensed Patents Rights or Licensed Technology; or in connection with a venture or other enterprise involving the development, certification or commercialization of one or more Licensed Products; or in connection with an acquisition of or an investment in LICENSEE or its Designated Affiliates or any other financing involving LICENSEE or its Designated Affiliates;

(c) is required to be made in connection with any patent application; or

(d) is required to be made to any health regulatory agency in connection with any application or investigation related to Licensed Products.

9.3. Notwithstanding Section 9.1, UNIVERSITIES shall be entitled to disclose LICENSEE’s Proprietary Information to the extent that such disclosure:

(a) is required by law or by order of any court or administrative body, including obligations under Bayh-Dole;

(b) is made under conditions of confidentiality pursuant to UNIVERSITIES’ internal reporting policies and procedures;

(c) is made under conditions of confidentiality to an agent of UNIVERSITIES with respect to the Licensed Patents or Licensed Technology;

(d) is required to be made in connection with any patent applications; or

(e) is required to be made to any health regulatory agency in connection with any application or investigation related to Licensed Products.

9.4. Prior Agreements. The provisions of this Agreement supersede and shall be substituted for any terms of any prior confidentiality agreement between LICENSEE and UNIVERSITIES related to Licensed Patents or Licensed Technology which are not consistent with this Agreement.

9.5. [RFS PHARMA REDACTED]

ARTICLE 10.                    LIMITED WARRANTY, MERCHANTABILITY AND EXCLUSION OF WARRANTIES

10.1. Limited Warranty. UGARF represents and warrants that it has the right and authority to enter into this Agreement. EMORY represents and warrants that it has the right and authority to enter into this Agreement. To the best of UNIVERSITIES’ knowledge: (a) except with respect to rights of any entity of the U.S. government, UNIVERSITIES possess all right, title and interest in and to the UNIVERSITIES Patents and has the right to grant the licenses granted in this Agreement under the UNIVERSITIES Patents; and (b) UNIVERSITIES have taken all necessary action to elect title to the UNIVERSITIES Patents. UNIVERSITIES do not warrant the validity of the Licensed Patents licensed hereunder and make no representation whatsoever with regard to the scope of the Licensed Patents or that such Licensed Patents or Licensed Technology may be exploited by LICENSEE or its Designated Affiliates or sublicensees without infringing other patents. However, to the best of UNIVERSITIES’ knowledge, as of the Effective Date there are no claims asserted or threatened that any of the Licensed Patents or Licensed Technology or the exercise, use or application thereof has or would infringe rights of any third party.

10.2. Warranty [RFS PHARMA REDACTED]. LICENSEE represents and warrants to UNIVERSITIES [RFS PHARMA REDACTED] that it is free to enter into the [RFS PHARMA REDACTED] as UNIVERSITIES’ sublicensee and to carry out all of the provisions thereof.

10.3. No Warranty. LICENSEE possesses the necessary expertise and skill in the technical areas in which the Licensed Patents and Licensed Technology are involved to make, and has made, its own evaluation of the capabilities, safety, utility, and commercial application of the Licensed Patents and Licensed Technology. However, LICENSEE makes no warranty that it will successfully develop any Licensed Product or generate any milestones or royalties for UNIVERSITIES. UNIVERSITIES MAKE NO REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE LICENSED PATENTS OR LICENSED TECHNOLOGY AND EXPRESSLY DISCLAIM ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER IMPLIED WARRANTIES WITH RESPECT TO THE CAPABILITIES, SAFETY, UTILITY, OR COMMERCIAL APPLICATION OF LICENSED PATENTS OR LICENSED TECHNOLOGY.

ARTICLE 11.                    DAMAGES, INDEMNIFICATION, AND INSURANCE

11.1. No Liability. UNIVERSITIES shall not be liable to LICENSEE or its Affiliates or to customers or sublicensees of LICENSEE or its Affiliates for compensatory, special, incidental, indirect, or consequential damages resulting from defects in the design, testing, labeling, manufacture, or other application of Licensed Products manufactured, tested, designed, sublicensed, or Sold pursuant to this Agreement or resulting from the activities or omissions of LICENSEE, or its Affiliates or to customers or sublicenses of LICENSEE or its Affiliates under or in relation to this Agreement or the Licensed Products. Except to the extent that the indemnities expressly provided for in this Article 11 may include liability for a third party’s special, incidental, indirect, or consequential damages, none of LICENSEE or its Affiliates or customers or sublicenses of LICENSEE or its Affiliates will be liable to UNIVERSITIES, UGA, or any of their Affiliates for special, incidental, indirect, or consequential damages resulting from any of LICENSEE’s or its Affiliates’ or customers or sublicenses of LICENSEE or its Affiliates activities or omissions under or in relation to this Agreement or the Licensed Products.

11.2. Indemnification. LICENSEE and its Designated Affiliates and sublicensees of LICENSEE and its Designated Affiliates shall defend, indemnify, and hold harmless the Indemnitees from and against any and all claims, demands, loss, liability, expense, or damage (including investigative costs, court costs and attorneys’ fees) Indemnitees may suffer, pay, or incur as a result of claims, demands or actions against any of the Indemnitees arising or alleged to arise by reason of or in connection with any and all personal injury and property damage caused or contributed to in whole or in part by LICENSEE’s or its Affiliates’ (including its Designated Affiliates’) or LICENSEE’s or its Designated Affiliates’ sublicensees’ manufacture, testing, design, use, sale, or labeling of any Licensed Products, or the practice of any Licensed Patents or Licensed Technology. LICENSEE’s and its Designated Affiliates and LICENSEE’s or its Designated Affiliates’ sublicensees’ obligations under this Article shall survive the expiration or termination of this Agreement for any reason.

11.3. Insurance. Without limiting LICENSEE’s or its Designated Affiliates’ or LICENSEE’s or its Designated Affiliates’ sublicensees’ indemnity obligations under the preceding paragraph, LICENSEE and LICENSEE’s Affiliates and sublicensees of LICENSEE and its Designated Affiliates shall maintain throughout the term of this Agreement and for at least ten (10) years thereafter a “claims made” type liability insurance policy. Such policy shall be in effect no later than the time that LICENSEE or LICENSEE’s Affiliates or LICENSEE’s or its Designated Affiliates’ sublicensees commence human clinical trials for a Licensed Product. If LICENSEE or its Designated Affiliates or LICENSEE’s or its Designated Affiliates’ sublicensees is not able to obtain a “claims made” policy, LICENSEE shall procure a term liability policy with tail coverage at least ten (10) years after termination of this Agreement (and if a Designated Affiliate, sublicensee or distributor is Selling Licensed Products, LICENSEE shall cause its agreement with such Designated Affiliate, sublicensee or distributor to require such party to obtain a liability insurance policy) which:

(a) insures Indemnitees for all claims, damages, and actions mentioned in Section 11.2 of this Agreement; and

(b) includes a contractual endorsement providing coverage for all liability which may be incurred by Indemnitees in connection with this Agreement; and

(c) requires the insurance carrier to provide UNIVERSITIES with no less than thirty (30) days written notice of any change in the terms or coverage of the policy or its cancellation; and

(d) provides Indemnitees product liability coverage in an amount no less than one million dollars ($1,000,000) per occurrence, subject to a reasonable aggregate amount per policy period.

In the event this Agreement terminates without the Sale of any Licensed Product, and no Sale of a Licensed Product is anticipated, the insurance required under this paragraph may be discontinued.

11.4. Notice of Claims. LICENSEE or its Designated Affiliates shall promptly notify UNIVERSITIES of all claims involving the Indemnitees and will advise UNIVERSITIES of the policy amounts that might be needed to defend and pay any such claims. UNIVERSITIES shall promptly notify LICENSEE or its Designated Affiliates of any and all claims brought to their attention relating to LICENSEE’s or Designated Affiliates’ or LICENSEE’s or its Designated Affiliates’ sublicensees’ indemnity obligations under this Agreement, and shall afford LICENSEE or its Designated Affiliates the opportunity to assume full control over the defense and settlement thereof. In no event will either party be responsible for any settlement made without its prior written consent.

11.5. [RFS PHARMA REDACTED]

ARTICLE 12.                    TERM AND TERMINATION

12.1. Term. Unless sooner terminated as otherwise provided in this Agreement, the term of this Agreement shall commence on the date hereof and shall continue within a country until the date of expiration of the last to expire of the Licensed Patents in such country, including any renewals or extensions thereof in such country. In the event that there are no Valid Claims within a country, this Agreement shall terminate within such country on the fifth anniversary of the date of the first commercial sale of a Licensed Product in such country.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

12.2. Termination by UNIVERSITIES. Subject to Section 12.4, UNIVERSITIES shall have the right to terminate this Agreement upon the occurrence of any one or more of the following events:

(a) failure of LICENSEE to make any payment required pursuant to this Agreement when due; or

(b) lack of diligence as set forth in Article 3, it being understood and agreed, however, that (i) a lack of diligence with respect to DAPD Licensed Products will not be grounds for termination of this Agreement with respect to Other Dioxolanyl Purine Licensed Products or DOT Licensed Products; (ii) a lack of diligence with respect to Other Dioxolanyl Purine Licensed Products will not be grounds for termination of this Agreement with respect to DAPD Licensed Products or DOT Licensed Products; and (iii) a lack of diligence with respect to DOT Licensed Products will not be grounds for termination of this Agreement with respect to DAPD Licensed Products or Other Dioxolanyl Purine Licensed Products; or

(c) subject to any events outside the control of LICENSEE, UNIVERSITIES may terminate this License Agreement as it relates to a specific patent and/ or specific countries if LICENSEE and all of its Designated Affiliates and sublicensees (in writing) abandon or suspend for more than one year their intention to exploit such Licensed Patents Rights or Licensed Technology in such countries, or over a reasonably continuous period given the size and resources of LICENSEE or its Designated Affiliates or sublicensees, or fail to take any reasonable steps to promote and market any derived Licensed Products having received the applicable regulatory approvals; or

(d) failure of LICENSEE to render reports to UNIVERSITIES as required by this Agreement; or

(e) the insolvency of LICENSEE; or

(f) the institution of any proceeding by LICENSEE under any bankruptcy, insolvency, or moratorium law; or

(g) any assignment by LICENSEE of substantially all of its assets for the benefit of creditors; or

(h) placement of LICENSEE’s assets in the hands of a trustee or a receiver unless the receivership or trust is dissolved within [***] ([***]) days thereafter; or

(i) the material breach of any other term of this Agreement.

12.3. Notice of Bankruptcy. LICENSEE must inform UNIVERSITIES of its intention to file a voluntary petition in bankruptcy or of another’s intention to file an involuntary petition in bankruptcy to be received at least thirty (30) days prior to filing such a petition. A party’s filing without conforming to this requirement shall be deemed a material, pre-petition incurable breach.

12.4. Exercise. UNIVERSITIES may exercise their right of termination under this Agreement by giving LICENSEE, its trustees or receivers or assigns, [***] ([***]) days prior written notice of UNIVERSITIES’ election to terminate. Upon the expiration of such period, this Agreement shall automatically terminate unless the LICENSEE or its Designated Affiliates has either removed the condition of termination, or, where such condition is by its nature not subject to cure within such [***] ([***]) days, commenced and is continuing with diligence and continuity to remove such condition as soon as practicable; provided, however, that where LICENSEE disputes in good faith the right of UNIVERSITIES to terminate, such [***] ([***])-day period shall not start to run until such dispute is resolved, either by agreement of the parties,

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

or through the dispute resolution process described in Article 14. Such notice and termination shall not prejudice UNIVERSITIES’ right to receive royalties or other sums due hereunder and shall not prejudice any cause of action or claim of UNIVERSITIES accrued or to accrue on account of any breach or default by LICENSEE or its Designated Affiliates.

12.5. Failure to Enforce. The failure of UNIVERSITIES at any time, or for any period of time, to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions or as a waiver of the right of UNIVERSITIES thereafter to enforce each and every such provision.

12.6. Termination by LICENSEE. LICENSEE may terminate this Agreement at its sole discretion upon ninety (90) days’ written notice to UNIVERSITIES.

12.7. Development Data. Within [***] ([***]) days of the termination of this License Agreement for any reason, LICENSEE and its Designated Affiliates shall, upon UNIVERSITIES’ request and with no need for additional consideration, grant UNIVERSITIES a non-exclusive, royalty free license (with the right to sublicense) to all of LICENSEE’s and its Designated Affiliates’ rights in any Licensed Patents and, to the extent required to make, use, sell or import any Licensed Product(s), other patents owned by, licensed to or controlled by LICENSEE and/or its Designated Affiliates (to the extent sublicensing is permissible and subject to the terms thereof, including any third-party royalty obligations on Licensed Products under any such other patents, all of which royalty obligations shall be borne by UNIVERSITIES) and provide UNIVERSITIES with full and complete copies of all Development Data (to the extent directly applicable to a Licensed Product) generated by LICENSEE or Designated Affiliates, or LICENSEE’s or Designated Affiliates’ sublicensees, contractors or agents in the course of LICENSEE’s or its Designated Affiliates’ efforts to develop Licensed Product(s) or obtain governmental approval for the Sale of Licensed Product(s). UNIVERSITIES shall be authorized to provide Development Data to any third party with a bona fide interest in licensing such Licensed Patents. Such data shall be provided on a confidential basis, provided, however, that if such third party concludes a license with UNIVERSITIES, such third party shall be free to use such data for all purposes, including to obtain government approvals to sell products. UNIVERSITIES shall cooperate (but shall not be required to incur any expense) with any such third parties in pursuing governmental approval to sell any product covered by any patent application or issued patent (which was formerly a Licensed Patent) licensed by UNIVERSITIES to such third party.

12.8. Effects. In the event this Agreement is terminated for any reason whatsoever prior to its expiration, [RFS PHARMA REDACTED] LICENSEE shall return, or at UNIVERSITIES’ direction destroy, all plans, drawings, papers, notes, writings and other documents, samples, organisms, biological materials and models pertaining to the Licensed Patents or Licensed Technology, retaining one archival paper copy of the Proprietary Information in its corporate legal department so that compliance with any continuing obligations may be determined. Upon such termination of this Agreement, [RFS PHARMA REDACTED] LICENSEE and its Designated Affiliates and LICENSEE’s and its Designated Affiliates’ sublicensees shall cease manufacturing, processing, producing, using, importing or Selling Licensed Products; provided, however, that LICENSEE and its Designated Affiliates and LICENSEE’s and its Designated Affiliates’ sublicensees may continue to Sell in the ordinary course of business for a period of [***] ([***])[***] reasonable quantities of Licensed Products which are fully manufactured and in LICENSEE’s and its Designated Affiliates and LICENSEE’s and its Designated Affiliates’ sublicensees’ normal inventory at the date of termination if (a) all monetary obligations of LICENSEE and its Designated Affiliates to UNIVERSITIES have been satisfied and (b) [RFS PHARMA REDACTED]. However, nothing herein shall be construed to release either party of any obligation which matured prior to the effective date of such termination. If this Agreement is not terminated prior to its expiration in a country as described in Section 12.1, and, [RFS PHARMA REDACTED], then LICENSEE and its Designated Affiliates shall, following such expiration in and as to such country, retain its rights and licenses as stated in Article 2 in perpetuity, but on a paid-up, royalty-free basis and with rights to sublicense without regard to Section 2.4.

12.9. Survival. The provisions of Articles 3.5, 6, 9, 10, 11 and 12 of this Agreement shall remain in full force and effect notwithstanding the termination of this Agreement.

ARTICLE 13.                    ASSIGNMENT

Except for an assignment to an Affiliate or an assignment made pursuant to and as part of a merger, reorganization, sale of substantially all its assets, or similar transaction, LICENSEE or its Affiliates shall not grant, transfer, convey, or otherwise assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of UNIVERSITIES, which consent shall not be unreasonably withheld, except as explicitly permitted under this Agreement. LICENSEE shall notify UNIVERSITIES in writing of any such assignment. This Agreement shall be assignable by UNIVERSITIES to UGA, the University of Georgia Foundation, or any other nonprofit corporation which promotes the research purposes of UGA or EMORY. [RFS PHARMA REDACTED].

ARTICLE 14.                    ARBITRATION

Any dispute related to this License Agreement shall be settled by arbitration. Arbitration shall be conducted under the Commercial Arbitration Rules of the American Arbitration Association by three arbitrators, one to be appointed by UNIVERSITIES, one to be appointed by LICENSEE, and one to be appointed by the two arbitrators appointed by UNIVERSITIES and LICENSEE. Arbitration shall take place in Atlanta, Georgia, USA, and the decision of the arbitrators shall be enforceable, but not appealable, in any court of competent jurisdiction. The fees and expenses incurred in connection with such arbitration shall be borne by the party initiating the arbitration proceeding (or equally by both parties if both parties jointly initiate such proceeding) subject to reimbursement by the party which does not prevail in such proceeding promptly upon the termination thereof in the event that the party initiating such proceeding is the prevailing party.

ARTICLE 15.                    MISCELLANEOUS

15.1. Export Controls. LICENSEE acknowledges that Licensed Products and Licensed Technology may be subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities and that UNIVERSITIES’ obligations under this Agreement are contingent upon LICENSEE’s and its

Designated Affiliates compliance with applicable United States export laws and regulations. The transfer of technical data and commodities may require a license from the cognizant agency of the United States government or written assurances by LICENSEE and its Designated Affiliates that LICENSEE and its Designated Affiliates shall not export data or commodities to certain foreign countries without the prior approval of certain United States agencies. UNIVERSITIES neither represent that an export license shall not be required nor that, if required, such export license shall issue.

15.2. Legal Compliance. LICENSEE and its Affiliates shall comply with all laws and regulations relating to its manufacture, processing, producing, using, importing, Selling, or distributing of Licensed Products. LICENSEE and its Affiliates shall not take any action which would cause UNIVERSITIES or LICENSEE and its Affiliates to violate any laws and regulations.

15.3. Independent Contractor. LICENSEE’s and its Designated Affiliates’ relationship to UNIVERSITIES shall be that of a licensee only. LICENSEE and its Designated Affiliates shall not be an agent of UNIVERSITIES and shall have no authority to act for or on behalf of UNIVERSITIES in any matter. Persons retained by LICENSEE and its Designated Affiliates as employees or agents shall not by reason thereof be deemed to be employees or agents of UNIVERSITIES.

15.4. Patent Marking. LICENSEE and its Designated Affiliates and their sublicensees shall mark Licensed Products Sold in the United States with United States patent numbers. Licensed Products manufactured or Sold in other countries shall be marked in compliance with the intellectual property laws in force in such foreign countries.

15.5. Use of Names. LICENSEE, its Affiliates and their sublicensees shall obtain the prior written approval of UNIVERSITIES, UGA, the Inventors, [RFS PHARMA REDACTED] prior to making use of their names for any commercial purpose, except as required by law. Neither party shall make any press release regarding this Agreement without the prior written approval of the other party, such approval not to be unreasonably withheld, and in any event neither LICENSEE nor its Affiliates nor UNIVERSITIES shall disclose the terms and conditions of this Agreement without the other party’s consent, except as required by law. Notwithstanding the foregoing, LICENSEE and its Designated Affiliates shall not be required to obtain the approval of the UNIVERSITIES for any press release by LICENSEE or its Designated Affiliates if the UNIVERSITIES and UGA are not mentioned therein.

15.6. Place of Execution. This Agreement and any subsequent modifications or amendments hereto shall be deemed to have been executed in the State of Georgia, U.S.A.

15.7. Governing Law. This Agreement and all amendments, modifications, alterations, or supplements hereto, and the rights of the parties hereunder, shall be construed under and governed by the laws of the State of Georgia, USA, and of the United States of America.

15.8. Entire Agreement. This Agreement constitutes the entire agreement between UNIVERSITIES and LICENSEE with respect to the subject matter hereof and shall not be modified, amended or terminated except as herein provided or except by another agreement in writing executed by the parties hereto.

15.9. Severability. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any provision or portion of any provision of this Agreement not essential to the commercial purpose of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions or portions thereof shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions or portions thereof shall remain in full force and effect. To the extent legally permissible, any illegal, invalid or unenforceable provision of this Agreement shall be replaced by a valid provision which will implement the commercial purpose of the illegal, invalid or unenforceable provision. In the event that any provision essential to the commercial purpose of this Agreement is held to be illegal, invalid or unenforceable and cannot be replaced by a valid provision which will implement the commercial purpose of this Agreement, this Agreement and the rights granted herein shall terminate, or, where such provision is applicable only to a severable portion or aspect of this Agreement, then such portion or aspect shall terminate.

15.10. Force Majeure. Any delays in, or failure of, performance of any party to this Agreement shall not constitute default hereunder, or give rise to any claim for damages, if and to the extent caused by occurrences beyond the control of the party affected, including, but not limited to, acts of God, strikes or other work stoppages, civil disturbances, fires, floods, explosions, riots, war, rebellion, sabotage, terrorism (as defined by the US Department of Homeland Security), acts of governmental authority or failure of governmental authority to issue licenses or approvals which may be required.

15.11. Publications. UNIVERSITIES reserve the right to review all proposed scientific public disclosures of LICENSEE and its Designated Affiliates related to Licensed Products. LICENSEE and its Designated Affiliates shall submit all abstracts at least five (5) days and all written manuscripts at least fifteen (15) days prior to their submission. UNIVERSITIES may comment upon such proposed public disclosures and LICENSEE and its Designated Affiliates shall consider all of UNIVERSITIES’ comments in good faith.

ARTICLE 16.                    NOTICES

All notices and other communications shall be hand delivered, sent by private overnight mail service, or sent by registered or certified U.S. mail, postage prepaid, return receipt requested, and addressed to the party to receive such notice or other communication at the address given below, or such other address as may hereafter be designated by notice in writing:

If to UGARF:	Director, Technology Commercialization Office
University of Georgia Research Foundation, Inc.
Boyd Graduate Studies Research Center, 6th Floor
Athens, Georgia 30602-7411
USA

With a copy to:	Legal Advisor
University of Georgia Research Foundation, Inc.
Boyd Graduate Studies Research Center, 6th Floor
Athens, Georgia 30602-7411
USA

and:	Emory University
Director, Office of Technology Transfer
1784 N. Decatur Road, Suite 130
Atlanta, Georgia 30322
USA

If to the LICENSEE:	RFS Pharma LLC
Marlan B. Wilbanks
Managing Director
1795 Peachtree Rd. N.E.
Atlanta, Georgia 30309
USA

With a copy to:	Dr. Raymond F. Schinazi
2881 Peachtree Road, N.E.
Unit 2204
Atlanta, GA 30305
USA

Such notices or other communications shall be effective upon receipt by an employee, agent or representative of the receiving party authorized to receive notices or other communications sent or delivered in the manner set forth above.

[Signature page follows]

IN WITNESS WHEREOF, UNIVERSITIES and LICENSEE have caused this Agreement to be signed by their duly authorized representatives, under seal, as of the day and year indicated above.

UNIVERSITY OF GEORGIA		RFS PHARMA LLC
RESEARCH FOUNDATION, INC.

By:	/s/ Gordhan L. Patel	By:	/s/ Marlan B. Wilbanks
Name:	Dr. Gordhan L. Patel	Name:	Marlan B. Wilbanks
Title:	Executive Vice President	Title:	Managing Director

Date:		Date:

EMORY UNIVERSITY

By:	/s/ Todd T. Sherer, Ph.D.
Name:	Todd T. Sherer, Ph.D.
Title:	Assistant Vice President for Research and Director, Office of Technology Transfer

Date:

License Agreement Signature Page

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

Exhibit C

Licensed Patents

Licensed University Patents

[***]

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

Exhibit D

Pharmasset Development Plan

(See attached)

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

DOT Timelines to IND

ID	Task Name	2006	2007	2008	2009	2010	2011	2012
1	Identify Lead Candidate (or Prodrug)
2	Drug substance process development
3	Formulation Development
4	Drug product formulation
5	Analytical methods development
6	Impurity characterization
7	Drug substance and Drug product stability (6 mos)
8	Preclinical Tox/ ADME
9	Species 1- [***]
10	Species 1- [***]
11	Species 1- [***]
12	Species 2- [***]
13	Species 2- [***]
14	Species 2- [***]
15	ADME work
16	Safety Pharmacoloty			[***]
17	In vitro metabolism
18	Genotoxicity
19	Immunotoxicity
20	Drug interaction studies
21	Pre-IND meeting with FDA
22	File IND
23	Conduct Phase I
24	SAD
25	MAD
26	Preclinical Toxicology
27	[***] toxicology
28	[***] toxicology
29	Safety Pharmacology
30	Reprotoxicology
31	Carcinogenicity
32	Start Phase II

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

Exhibit E

Founder, Officer and Director Agreement

[LETTERHEAD OF RFS PHARMA LLC]

[Date]

[Name]

[Street Address]

[City, State ZIP]

Re:	Covenant not to conduct certain research and development

Dear [Name]:

Reference is hereby made to that certain License Agreement, dated as of November [4], 2005, by and between RFS Pharma LLC and Pharmasset, Inc. (the “License Agreement”).

RFS Pharma LLC hereby requests your acknowledgement and agreement that, until the full expiration of the License Agreement, you shall not, and shall not permit any entity controlled by you to, conduct any research or development activities independent of Emory University or the University of Georgia that relates exclusively to (a) dioxolane thymine compounds, including prodrugs, as disclosed in PCT Patent Application Nos. [***] or [***], or (b) any Licensed Products (as such term is defined in the License Agreement).

Please indicate your acknowledgement and agreement to the foregoing by countersigning both copies of this letter in the space below. Please then return one copy to me at the address above and keep the other copy for your records. We truly appreciate your cooperation.

Sincerely,

[Name]
[Title]

Acknowledged and agreed:

[Name]

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

Exhibit F

Letter Agreement with Universities

[LETTERHEAD OF RFS PHARMA LLC]

February 10, 2006

Robert R. Fincher

Chief Licensing Officer

University of Georgia Research Foundation, Inc.

Boyd Graduate Studies Research Center, 6th Floor

Athens, Georgia 30602-7411

Todd T. Sherer, Ph.D.

Director, Office of Technology Transfer

Emory University

1784 N. Decatur Road, Suite 130

Atlanta, Georgia 30322

Re:	License Agreement between Pharmasset, Inc. and RFS Pharma LLC

Dear [Names]:

The University of Georgia Research Foundation, Inc. and Emory University (collectively, the “Universities”) are parties with RFS Pharma LLC (“RFSP”) to a License Agreement, dated October 24, 2004 (the “License Agreement”). As you know, RFSP and Pharmasset, Inc. (“Pharmasset”) propose to enter into a License Agreement (the “DOT Sublicense Agreement”) pursuant to which RFSP will sublicense to Pharmasset certain rights under the License Agreement with respect to DOT (as such term is defined in the License Agreement). In accordance with Section 2.4 of the License Agreement, the Universities have reviewed the proposed DOT Sublicense Agreement and have provided comments thereon, which comments RFSP and Pharmasset have considered in good faith. Unless otherwise specified, the defined terms in this letter shall have the meaning set forth in the License Agreement.

RFSP would therefore appreciate your confirmation of the following points:

1. Pursuant to Section 4.5(b)(i) of the License Agreement, the Universities are entitled to receive an amount equal to [***]% of any royalties payable to RFSP by Pharmasset under the DOT Sublicense Agreement. In addition, Section 4.6 of the License Agreement provides that any payments to the Universities under Section 4.5(b) shall not be less

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

than [***]% of what would have been received by the Universities had the applicable sublicensee’s Sales been made by RFSP or its Designated Affiliates. Notwithstanding any of these provisions to the contrary, the Universities acknowledge and agree that, subject to this letter agreement, the following shall constitute payment in full under Section 4.5(b) and Section 4.6 under the License Agreement with respect to Sales of DOT Licensed Products: (a) for that portion of Net Sales per Agreement Year (as such terms are defined in the DOT Sublicense Agreement) that is less than $[***], RFSP shall pay [***]% of the sublicense royalties received from Pharmasset under the DOT Sublicense Agreement to the Universities in accordance with Section 4.5(b)(i) of the License Agreement, and (b) for that portion of Annual Net Sales per Agreement Year that equals and exceeds $[***] (i) RFSP shall pay [***]% of the sublicense royalties received from Pharmasset under the DOT Sublicense Agreement to the Universities in accordance with Section 4.5(b)(i) of the License Agreement, (ii) Pharmasset shall pay an additional amount equal to [***]% of such Net Sales directly to the Universities, and (iii) RFSP shall pay an additional amount equal to [***]% of such Net Sales to the Universities. The Universities acknowledge and agree that such payments shall be in lieu of any other amounts payable to the Universities by RFSP under Sections 4.5(b) and 4.6 of the License Agreement.

2. For the avoidance of doubt: (i) any payments made directly by Pharmasset to the Universities shall not be subject to further payment by RFSP pursuant to Section 4.5 and (except for any payments by Pharmasset pursuant to clause (b)(ii) of the second-to-last sentence of paragraph 1 above) shall be credited against any amounts owed by RFSP under the License Agreement; and (ii) the Universities acknowledge and agree that, in addition to any other reductions permitted by Section 4.6 of the License Agreement pursuant to Section 4.8 thereof, any royalty amounts payable by Pharmasset to RFSP under the DOT Sublicense Agreement on a DOT Licensed Product in a particular country in the Licensed Territory may be reduced in accordance with Section 5.4 of the DOT Sublicense Agreement by [***] percent (the “Generic Royalty Reduction”) effective on and after the date when Competition (as such term is defined in the DOT Sublicense Agreement) occurs with respect to such DOT Licensed Product in such country. The Universities further acknowledge and agree that notwithstanding anything in the License Agreement or this letter agreement to the contrary, the Generic Royalty Reduction, together with any applicable reduction permitted in accordance with Section 4.8 of the License Agreement , shall be permitted exceptions and reductions to the royalty obligations contemplated by Section 4.6 of the License Agreement.

3. In consideration for the costs that RFSP has and is expected to incur in connection with the DOT Sublicense Agreement, the Universities agree that the fee payable to RFSP for unreimbursed expenses in Section 4.3 of the DOT Sublicense Agreement, to the extent that these expenses are documented in writing to the Universities, shall not be subject to the payment provisions of Section 4.5(a) of the License Agreement.

4. The Universities acknowledge and agree that (a) each has reviewed the final sentence of Section 1.35 of the DOT Sublicense Agreement and (b) notwithstanding anything to the contrary contained in or otherwise required by the License Agreement, neither

2

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets and asterisks [***], have been separately filed with the Commission.

RFSP nor Pharmasset shall be required to develop or commercialize any pharmaceutical product referred to in the final sentence of Section 1.35 of the DOT Sublicense Agreement.

5. The Universities hereby acknowledge and agree that (a) they will use their reasonable efforts to maintain the confidentiality of the Sublicense Agreement as if it were the subject of the confidentiality provisions contained in the License Agreement, and (b) subject to RFSP maintaining any confidentiality obligations of the Universities under the “[***]” as defined in Section 1.24 of the License Agreement and the “[***]” as defined in Section 1.27 of the License Agreement, RFSP shall be entitled to submit the License Agreement to the United States Securities and Exchange Commission in connection with any registered securities offering by Pharmasset (the “SEC Filings”) and shall provide the Universities with written notice of any such submitted License Agreement within ten (10) days of its submission. RFSP hereby acknowledges and agrees to use its reasonable efforts to seek Pharmasset’s redaction of the License Agreement for any SEC filings on customary terms and conditions. For avoidance of doubt, the Universities shall have the right to disclose the existence of the Sublicense Agreement and the parties thereto.

6. The Universities and RFSP agree that the License Agreement is hereby amended pursuant to Section 15.8 of the License Agreement to the extent necessary to reflect and give effect to the provisions of this letter agreement For clarity, these amendments to the License Agreement are effective only in connection with the DOT Sublicense Agreement between RFSP and Pharmasset and not to other sublicenses or sublicensees of RFSP.

Please indicate your acknowledgement and agreement to the foregoing by countersigning all three copies of this letter in the space below. Please then return two copies to me at the address above and keep the other copy for your records. As ever, we very much appreciate your cooperation as we seek to continue development of these important potential pharmaceutical applications.

Sincerely,

William H. Ollinger Vice President of Finance

cc.	Legal Advisor, University of Georgia Research Foundation, Inc.

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Acknowledged and agreed:

UNIVERSITY OF GEORGIA RESEARCH FOUNDATION, INC.

/s/ Robert R. Fincher
Robert R. Fincher
Chief Licensing Officer

EMORY UNIVERSITY

/s/ Todd T. Sherer
Todd T. Sherer, Ph.D.
Director, Office of Technology Transfer

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